As filed with the Securities and Exchange Commission on May __, 1999

                           Registration No. _________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM SB-2

                             Registration Statement
                                     Under
                           THE SECURITIES ACT OF 1933

                                 Americlean, Inc.
               (Exact name of registrant as specified in charter)


      Delaware                          5087                    Applied for
(State or other jurisdiction    (Primary Standard Classi-      (IRS Employer
    of incorporation)             fication Code Number)         I.D. Number)


                             1177 West Hastings St.
                                   Suite 1910
                      Vancouver, British Columbia V6E 2K3
                                604-682-6996
                         (Address and telephone number
                        of principal executive offices)

                              3931 Glenwood Drive
                        Charlotte, North Carolina 28208
                   (Address of principle place of business or
                     intended principle place of business)

                                 Andrew Hromyk
                             1177 West Hastings St.
                                   Suite 1910
                      Vancouver, British Columbia V6E 2K3
                                604-682-6996
           (Name, address and telephone number of agent for service)

        Copies of all communications, including all communications sent to the agent for service, should be sent to:

                             William T. Hart, Esq.
                                 Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
                As soon as practicable after the effective date
                         of this Registration Statement

                               Page 1 of   Pages

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                           CALCULATION OF REGISTRATION FEE

Title of each                        Proposed      Proposed
  Class of                           Maximum       Maximum
Securities           Securities      Offering      Aggregate      Amount of
  to be                to be         Price Per     Offering      Registration
Registered          Registered        Unit (1)      Price
       Fee

Common Stock (2)      500,000          $2.50       $1,250,000           347.50
--------------------------------------------------------------------------------
Common Stock (3)      700,000          $2.50       $1,750,000           486.50

--------------------------------------------------------------------------------
Total                                               $3,000,000          $834.00

-----------------------------------------------------------------------

(1) Offering price computed in accordance  with Rule 457(c).
(2) Shares of Common Stock issuable upon conversion of Company's Series A Preferred Stock. Includes additional shares which may be issued due to potential adjustments to conversion rate.
(3) Shares of Common  Stock  issuable  upon the  exercise of  warrants  and
    options  granted  to  a  sales  agent  and  to  consultants.   Includes
    additional shares which may be issues due to potential adjustments to conversion rate.

    Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the conversion of the Series A preferred Stock or upon the exercise of the warrants or options as a result of any adjustment in the number of securities issuable by reason of the anti-dilution provisions of the Series A Preferred Stock, the warrants or the options.

    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                                   AMERICLEAN

                                  Common Stock

    This Prospectus relates to the sale of shares of the common stock of Americlean, Inc. which were issued to the holders of Americlean's Series A Preferred Stock upon the conversion of the Series A Preferred Stock The Preferred Stock will automatically convert into shares of Americlean's common stock 30 days after the date of this Prospectus. Assuming a conversion price of $2.50 per share, Americlean estimates that the holders of the Preferred Shares will receive 240,000 shares of Americlean's common stock. The actual number of shares to be issued upon the conversion of the Series A Preferred Stock will depend upon the price of Americlean's common stock at the time of conversion. See "Dilution and Comparative Share Data."

    This Prospectus also relates to the sale of up to 216,800 shares of Americlean's common stock issuable upon the exercise of warrants and options issued to a sales agent and to a consultant to Americlean.

    The holders of the Series A Preferred Stock, the warrants and the options are sometimes referred to in this Prospectus as the selling shareholders.

      Americlean will not receive any proceeds from the resale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire upon the conversion of the preferred shares or the exercise of the warrants or options from time to time in the public market.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      These securities are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page _____ of this Prospectus

      On May ___, 1999 the closing bid price of Americlean's common stock on the NASD OTC Bulletin Board was $_____.


The date of this prospectus is May ___, 1999

                               PROSPECTUS SUMMARY

      The following is a brief summary of the information in this Prospectus. Potential investors should read the entire Prospectus prior to making an investment decision.

AMERICLEAN

      Americlean sells laundry and dry cleaning supplies and equipment to customers in North Carolina, South Carolina, Virginia, Tennessee, Georgia, and Flordia. The supplies include hangers, poly bags, bleaches, solvent spotters, production control tags, packing and various other items. The equipment sold by Americlean includes dry cleaning machines, shirt finishing presses, boilers, and conveyers. Americlean also provides parts, installations and service to its customers. Americlean has a customer base of over 2000 dry cleaners, laundries, hospitals, nursing home, and hotels; none of which accounts for more than 2% of total sales. Americlean employs over sixty people and operates its own fleet of delivery trucks and service vans. Americlean's main distribution center is located in Charlotte, North Carolina, with branches in Jacksonville and St. Petersburg Florida. Americlean also has offices in Burbank, California and Carmel, Indiana through which it distributes dry cleaning solvents and provides consulting services to dry cleaning operators.

      At the present time, Americlean does not manufacture any of the products which it distributes, but rather purchases these products from approximately 100 vendors.

      With the exception of labor, the products distributed by Americlean represent the largest percentage of an average dry cleaner's operating expenses.

Americlean's plan of business entails expansion through the acquisition of additional companies operating in the laundry and dry cleaning supply and distribution business and to this end has entered into an agreement to acquire such a business located in Hammond, Indiana, subject to numerous conditions in favour of Americlean including the preparation of audited financial statements for the target business and a positive due diligence review by Americlean of the target business' operations.

      All historical share data in this Prospectus has been adjusted to reflect a 1-for-4 reverse split which was effective in January 1999.

      Americlean's executive offices are located at 1177 West Hastings St., Suite 1910, Vancouver, British Columbia. Americlean's telephone number is 604-682-6996.

Common Stock
Outstanding:       As of April 30,1999  Americlean had 5,423,090  shares of
                   Common Stock issued and outstanding. The number of outstanding shares does not give effect to shares which may be issued upon the conversion of the Series A
                   Preferred Stock or upon the exercise and/or conversion of options, warrants or other convertible securities previously issued by Americlean.

OTC BULLETIN
BOARD SYMBOL: AMCX

RISK FACTORS

         The purchase of the securities offered involves a high degree of risk and immediate substantial dilution to investors. See "Risk Factors" for more detailed information concerning the risks associated with an investment in Americlean's securities.

                                  RISK FACTORS

      An investment in Americlean's securities involves substantial risks, some of which are summarized below. Prospective investors should carefully consider the following risk factors relating to Americlean and this Offering prior to making an investment.

Americlean has a limited operating history and has not earned any profits.


      Americlean has had only limited revenues since it was formed in March 1997. Since the date of its formation and through December 31, 1998 Americlean incurred net losses of approximately $(1,503,000). Americlean has relied principally upon the proceeds of private sales of securities to finance its activities to date. In March 1999 Americlean acquired the business of Boggs & Company, Inc. and JKG Group, Inc.,collectively referred to as "Boggs." During the three months ending December 31,1998 Boggs lost $(105,000) from its operations. There can be no assurance that Americlean will generate any profits or that the securities offered will have any value.

Americlean's business involves environmental risks.

      Americlean's plan of business involves the supply and distribution of hazardous chemicals including perc. These chemicals are subject to strict regulation and persons or entities which allow same to be released into the environment are generally required to bear the costs of remediation. These costs can easily exceed Americlean's financial resources rendering Americlean insolvent. In addition, regulation of hazardous materials is presently evolving and there can be no guarantee that regulations will not be imposed in the future which would have a material adverse impact on Americlean's business and proposed business.

Americlean may be unable to expand its operations.

     Americlean's plans call for acquiring distributors of dry cleaning supplies and building dry cleaning supply plants in the United States. Americlean also plans to manufacture or otherwise supply a variety of products to the dry cleaning industry. Americlean's plans in this regard will require substantial capital. There can be no assurance that Americlean will be able to obtain the additional capital needed to expand its business or, even if such capital is obtained, that Americlean's expansion plans will be successful. In addition, Americlean's expansion plans will be dependent upon obtaining permits and approvals from various regulatory authorities which have jurisdiction over the collection, storage, treatment and disposal of hazardous waste. There can be no assurance that Americlean will be able to obtain the necessary licenses, permits and/or authorizations required to expand its business.

Americlean  lacks   sufficient   capital  to  comply  with  an  acquisition
agreement.

      Americlean has acquired all of the shares of Universal EnviroClean Systems, Inc. ("Universal") pursuant to the terms of a Share Purchase Agreement dated April 28, 1999. Under this agreement Americlean has agreed to invest the sum of $180,000 over a twelve week period into the business of Universal. At present Americlean does not have access to sufficient capital to meet this obligation. While Americlean hopes to raise additional capital in the immediate future, there is no guarantee that it will be able to do so.

      The technology used by Americlean in treating perc waste is not covered by any patent and competitors may be able to duplicate Americlean's technology.

      There is only a limited market for the securities of Americlean, and there is no assurance that such a market will continue.

      Trades of Americlean's common stock are presently subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for Americlean's common stock. As a result of the foregoing, investors in this offering may find it more difficult to sell their shares.

                      DILUTION AND COMPARATIVE SHARE DATA

      As of April 30, 1999, the present shareholders of Americlean owned 5,423,090 shares of Common Stock. The following table illustrates the comparative stock ownership of the present shareholders of Americlean, as compared to the investors in this Offering, assuming all shares offered are sold.

                                                     Number of            Note
                                                     Shares           Reference

Shares outstanding as of April 30, 1999 (1)          5,423,090

Shares to be issued upon conversion of
Series A Preferred Stock, assuming
conversion price of $2.50 per share                    240,000            A

Shares issuable upon exercise of sales agent            16,800            B
warrants, assuming warrant exercise price of $2.50 per share

Shares issuable upon exercise of options               200,000            C
granted to consultants

Shares outstanding upon completion of offering (1)   5,879,000

Pro forma net tangible book value per share as of
December 31,1998 (2)                                     $0.03

Equity ownership by present shareholders
after this offering                                        92%

Equity ownership by investors in this Offering              8%


(1) Amount excludes shares which may be issued upon the exercise and/or conversion of options, warrants and other convertible securities previously issued by Americlean. See table below.

(2) Gives effect to issuance of Series A Preferred Stock subsequent to December 31, 1998 and assumes conversion of preferred stock and exercise of options.

      "Net tangible book value" is the amount that results from subtracting the total liabilities and intangible assets of Americlean from its total assets. Tangible assets exclude goodwill. The purchasers of the securities offered by this Prospectus will suffer dilution in their investment if the price paid for the shares offered by this Prospectus is greater that the net tangible book value of Americlean's common stock at the time of such purchase.

Other Shares Which May Be Issued:

      The following table lists additional shares of Americlean's Common Stock which may be issued as the result of the exercise of outstanding options, warrants or the conversion of other securities issued by
Americlean:

                                                   Number of           Note
                                                    Shares          Reference

Shares issuable upon exercise of options            174,500               D
  granted to Company's officers, directors, and employees

Notes

A. In April 1999 Americlean sold 600 shares of its Series A Preferred Stock for $600,000. Thirty days after the date of this Prospectus each Series A Preferred Share will convert into shares of Americlean's common stock equal in number to the amount determined by dividing $1,000 by 75% of the average price of Americlean's Common Stock for the five trading days preceding the conversion date. The actual number of shares to be issued upon the conversion of the Series A Preferred Shares may be greater than 240,000 shares and will depend upon the price of Americlean's common stock at the time of conversion.

B. In connection with the sale of the Series A Preferred Shares, Anthony Advisors, the Sales Agent for such offering, received a cash commission of $42,000, plus warrants to purchase $42,000 worth of Americlean's common stock (the "Sales Agent Warrants"). The number of shares issuable upon the exercise of the Sales Agents Warrants is determined by dividing $42,000 by 75% of the average price of Americlean's common stock during the five trading days preceding the warrant exercise date. The Sales Agent Warrants are exercisable at a price equal to 75% of the average price of Americlean's common stock during the five trading days preceding the date the warrant is exercised.

C. Americlean has granted options for the purchase of 200,000 shares of common stock to a consultant in consideration for services provided to Americlean. The options are exercisable at a price of $2.00 per share and expire on January 15, 2003.

D. See "Management - Stock Option Plans" for information concerning these options.

      The 200,000 shares referred to in notes A, B, and C above are being offered for sale to the public by means of this prospectus. See "Selling Shareholders".

                      MARKET FOR AMERICLEAN'S COMMON STOCK

      As of April 30, 1999, there were approximately 60 record holders of Americlean's common stock. Americlean believes the number of beneficial owners is greater due to shares held by brokers, banks, and others for the benefit of their customers. Americlean's common stock is traded on the National Association of Securities Dealers OTC Bulletin Board. Set forth below are the range of high and low bid quotations for the periods indicated as reported by the NASD. The market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. Americlean's common stock began trading in February 1998. The market quotations have been adjusted to reflect a one-for-four reverse stock split which was effective in January 1999.

                                              Common Stock
                  Quarter Ending          High             Low

                   3/31/98                $9.76           $7.00

                   6/30/98                $9.36           $6.52

                   9/30/98                $8.12           $3.76

                  12/3l/98                $2.88           $1.12

                   3/31/99                $3.94           $2.93


      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of Americlean's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. Americlean has not paid any dividends on its common stock and Americlean does not have any current plans to pay any common stock dividends.

      The provisions in Americlean's Articles of Incorporation relating to Americlean's Preferred Stock would allow Americlean's directors to issue Preferred Stock with rights to multiple votes per share and dividends rights which would have priority over any dividends paid with respect to Americlean's common stock. The issuance of Preferred Stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION


      The following selected financial data should be read in conjunction with the more detailed financial statements, related notes and other financial information included elsewhere in this Prospectus.

      Except for an isolated sale of perc to a single customer during fiscal 1998, the operations of Americlean were limited prior to March 1999. On March 3, 1999 Americlean acquired substantially all of the assets of Boggs & Company, Inc. and JKG Group, Inc. (collectively "Boggs"). Accordingly, the following financial data and Management's Discussion and Analysis of the selected financial data includes the financial condition and results of operations of both Americlean and Boggs.

      Americlean currently derives all of its revenues from the sale and servicing of dry cleaning and commercial laundry equipment and supplies.

      Although Americlean reports in U.S. dollars, a portion of its business is conducted in currencies other than the American dollar, primarily the Canadian dollar. As a result, fluctuations in the value of the U.S. dollar relative to the Canadian dollar could adversely affect operating results. Foreign currency translation gains and losses arising from normal business operations are credited to or charged against operations in the period incurred.

AMERICLEAN

Statement of Operations Data:
                                                           Nine Months Ended
                            Year Ended March 31, 1998      December 31, 1998


Sales                                 $1,111,374                       -
Cost of Sales                         (1,020,931)                      -
Operating Expenses                      (404,746)             (1,105,978)
                                        --------              ----------

Net (Loss)                             $(314,303)            $(1,105,493)
                                       ==========            ============


Balance Sheet Data:
                                 March 31, 1998            December 31, 1998
                                 -----------------         -----------------


Current Assets                     $896,657                     $10,313
Total Assets                        906,626                      61,622
Current Liabilities                 861,207                     233,557
Total Liabilities                   861,207                     233,557
Working Capital (Deficit)            35,450                    (223,244)
Shareholders' Equity (Deficit)       45,419                    (171,935)

BOGGS

Statement of Operations Data:
                                       Year Ended           Three Months Ended
                                    September 30, 1998       December 31,1998


Sales                              $13,926,182                  $3,084,570
Cost of Sales                      (10,306,873)                 (2,296,003)
Operating Expenses                  (4,008,913)                   (857,801)
Non-Operating Expenses                (200,360)                    (36,325)
                                      ---------                    --------
Net Loss                             $(589,964)                  $(105,559)
                                     ==========                  ==========

Balance Sheet Data:
                                    September 30, 1998      December 31, 1998

Current Assets                     $3,787,477               $3,579,869
Total Assets                        4,103,815                3,871,411
Current Liabilities                 4,413,141                4,295,210
Total Liabilities                   4,561,236                4,434,392
Working Capital (Deficit)            (625,664)                (715,341)
Shareholders' Equity (Deficit)       (457,421)                (562,981)

No Common Stock dividends have been declared by Americlean since its inception.


AMERICLEAN OPERATING RESULTS

      Americlean has been operating since March of 1997. Except for an isolated sale of perc to a single customer in 1998, the operation of Americlean prior to the acquisition of Boggs was limited to developing a sophisticated business model for the dry cleaning and commercial laundry supply industry and engaging in negotiations to acquire various operating companies in this industry and in the hazardous waste recycling industry. The acquisition of the assets of Boggs represents the first step in implementing this business model.

Nine Month Period Ended December 31, 1998 Compared to the Nine Month Period Ended December 31, 1997

Sales: During this period Americlean had no material revenues as it was developing its business model and evaluating various target acquisitions in the dry cleaning and commercial laundry supply industry and the hazardous waste recycling industry.

Operating Expenses: Americlean incurred administrative and selling expenses of $1,105,978 during the nine month period ended December 31, 1998, the bulk of which ($629,872) was expended on advertising, promotion and investor relations profile The remainder of the administrative and selling expenses incurred were for travel ($91,569), consulting and professional fees ($229,320) and various other operating and business development costs ($155,217). The expenditures by Americlean on administrative and selling expenses for the nine month period ended December 31, 1997 were $141,431 which were largely attributed to wages and benefits, professional fees, advertising, consulting fees and rent. Administrative and selling expenses increased 682% between the subject nine-month periods reflecting the increased activity of Americlean's management team in developing the business model.

Year ended March 31, 1998 Compared to the Year ended March 31, 1997

Sales: During the year ended March 31, 1998 Americlean had gross revenues of $1,111,374 as compared to $50,474 in the preceding fiscal period. Americlean only made one sale of perc to one customer in the year ended March 31, 1998 and the figure of $1,111,374 represents this sale. During the period ended March 31, 1997 Americlean's gross revenues of $50,474 were attributed to the provision of consulting services and sales of Americlean's proprietary detergent products.

Cost of Sales: Cost of sales were 1,020,931 for the year ended March 31, 1998, representing 92% of the costs of goods sold. During the year ended March 31, 1997 costs of sales were $27,443, representing 54% of the costs of goods sold. The decrease in gross margin can be attributed to the isolated, bulk sale of perc as numerous individual sales would have justified increased margin.

Operating Expenses: Administrative and selling expenses increased primarily due to the increased activity of Americlean's management team in developing the business model as well as outside contracting for engineering and consulting services in conjunction with the development of the business model and Americlean's proprietary recycling process.

BOGGS OPERATING RESULTS

Three Month Period Ended December 31, 1998 compared to Three Month Period Ended December 31, 1997

Sales: During the three month period ended December 31, 1998 Boggs had gross sales of $3,084,570 as compared to $3,424,617 during the three month period ended December 31, 1997, a decrease of 10%. The decrease in revenues was attributable to a conscious decision by management to increase gross margin by eliminating less profitable accounts and accounts which were delinquent in payment.

Cost of Sales: Cost of sales as a percentage of gross revenues decreased from 77% for the three month period ended December 31, 1997 to 74% for the three month period ended December 31, 1998. The corollary increase in gross margin as a percentage of revenues from 23% for the three month period ended December 31, 1997 to 26% for the three month period ended December 31, 1998 reflects the positive results of management's strategy to increase gross margin by eliminating less profitable accounts and accounts which were delinquent in payment.

Selling, General and Administrative Expenses: Selling, general and administrative expenses for the three month period ended December 31, 1998 decreased 16% from those incurred in the three month period ended December 31, 1997. This reduction was a result of the completion by Americlean of its transition from low margin dry cleaning and laundry equipment sales.


Year Ended September 30, 1998 compared to Year Ended September 30, 1997

Sales: Sales decreased in the year ended September 30, 1998 as a result of a decline in equipment sales.

Cost of Sales: Cost of sales as a percentage of gross revenues decreased due to management's efforts to improve gross margins on the sale of dry cleaning supplies.

Selling,   General   and   Administrative   Expenses:   Selling,   general   and
administrative expenses for the year ended September 30, 1998 increased as a result of the acquisition of JKG Group, Inc. during this fiscal year.

LIQUIDITY AND CAPITAL RESOURCES

      To date, Americlean has invested approximately $500,000 into Boggs to retire debt, acquire equipment and reduce Americlean'ssecured debt.

      Americlean has finalized arrangements to lease new premises in Charlotte, North Carolina. The premises will expand the square footage under lease from 27,000 square feet to 34,000 square feet, which space will allow for the expansion of the business to include the manufacture and sale of hangers and the blending and bottling of detergents as well as the implementation of Americlean's proprietary recycling process. In the longer term Americlean also plans to manufacture and distribute poly bags.

      Americlean expects that the business acquired from Boggs will be profitable as the result of the implementation of financial controls, manufacturing (as opposed to purchasing) certain products, and the implementation of a customer service program to assist its existing customer base. The re-location of Americlean's operations to the new facility, coupled with new inventory management systems and a reduction in staffing levels is expected to reduce costs..

    General and administrative expenses are expected to decline as the duplication between the Vancouver, British Columbia office and Charlotte, North Carolina office is eliminated.

      In order to expand its operations Americlean will need additional capital. As of the date of this prospectus Americlean did not have any commitments from any source to provide additional capital to Americlean.

      Between April 1997 and April 1999 Americlean sold 348,623 shares of its Common Stock to private investors and received cash proceeds of $1,272,167 from the sale of these shares.

      On March 26, 1999, Americlean entered into a agreements with two creditors pursuant to which it settled debts totaling $206,507.05 by the issuance of 413,014 shares of common stock.

      In April 1999 Americlean sold 600 shares of its Series A Preferred stock to a group of private investors at a price of $1,000 per share.

YEAR 2000 ISSUE

      The  "Year  2000  Issue"  is  a  term  used  to  describe  a  problem encountered by certain computer programs where dates have been written using two digits rather than four. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. Management of Americlean has reviewed Americlean's exposure to the Year 2000 issue and the risk to Americlean's operations of any adverse effects arising from that issue. Results to date indicate that Americlean will be required to update certain aspects of the computer systems at its North Carolina and Florida facilities and accordingly Americlean has initiated corrective measures by engaging the services of Oracle Corp. to deploy and implement a new computer system which will be Year 2000 compatible. Americlean expects that this system will be in place by the third quarter of 1999 and accordingly management does not expect the Year 2000 Issue to have a material adverse effect upon the operations of Americlean. Americlean is having, and will continue to have, communications with all of its suppliers, and other third parties to determine the extent, if any, to which Americlean's systems could by impacted by any third party Year 2000 issues. Americlean could be adversely affected if systems operated by third parties providing services to Americlean are not Year 2000 compliant.

                                    BUSINESS

      Americlean sells laundry and dry cleaning supplies and equipment to customers in North Carolina, South Carolina, Virginia, Tennessee, Georgia andFlorida. The supplies include hangers, poly bags, bleaches, solvent spotters, production control tags, packing and various other items. The equipment sold by Americlean includes dry cleaning machines, shirt finishing presses, boilers, and conveyers. Americlean also provides parts, installations and service to its customers. Americlean has a customer base of over 2,000 dry cleaners, laundries, hospitals, nursing homes, and hotels; none of which accounts for more than 2% of total sales. Americlean employs over sixty people, operates its own fleet of delivery trucks and service vans. Americlean's main distribution center is located in Charlotte, North Carolina, with branches in Jacksonville and St. Petersburg, Florida. Americlean also has offices in Burbank, California and Carmel, Indiana through which it distributes dry cleaning solvents and provides consulting services to dry cleaning operators.

      At the present time, Americlean does not manufacture any of the products which it distributes, but rather purchases these products from approximately 100 vendors.

      With the exception of labor, the products distributed by Americlean represent the largest percentage of an average dry cleaner's operating expenses.

     Americlean was incorporated in Delaware on March 3, l997. In March l997 Americlean, in exchange for 1,250,000 shares of Americlean's Common Stock, acquired an affiliated Canadian corporation which was involved in the treatment of a dry cleaning solvent known as perc. The Canadian corporation, Americlean Western Canada Ltd., operated a perc treatment center in Canada between June and September 1996. Except for an isolated sale of perc to a single customer during fiscal 1998, the operations of Americlean were limited prior to March 1999. On March 3, 1999 Americlean acquired substantially all of the assets of Boggs & Company, Inc. and JKG Group, Inc. ("Boggs"). Prior to its acquisition by Americlean. Boggs was a distributor of laundry and dry cleaning supplies and equipment in the southern United States. On April 28, 1999 Americlean acquired all of the shares of Universal EnviroClean Systems, Inc., a dry cleaning solvent distributor and consultant with offices in Burbank, California and Carmel, Indiana.

FUTURE OPERATIONS

      Americlean intends to combine three separate revenue streams: manufacturing, distribution, and hazardous waste recycling. To date, these services have not been combined due to the lack of waste handling and processing expertise within industry-established manufacturing and distribution channels. The North American dry cleaning industry is represented by over 36,000 licensed dry cleaning plants and over 400 wholesale distributors. The economics of distribution force the manufacturers of products to utilize the multi-tier distribution channel that is currently in place. Americlean intends to improve upon this distribution model by acquiring or building plants within metropolitan regions that represent 69% of the $7.2 billion market and providing a perc waste recycling service along with the distribution of products manufactured by Americlean.

      Americlean plans to distribute its own line of dry cleaning detergents and cleaning solutions, wire clothes hangers and all of the associated cardboard accessories, and polyethylene (poly) plastic covers used by dry cleaners. Americlean's strategy is to introduce and develop brand-marketing awareness of its own manufactured products and reduce Americlean's dependence on third party manufactured goods.

      Americlean also intends to offer a recycling service for perc, a hazardous waste used by dry cleaners. The perc recycling service will be offered as a cost competitive alternative to the current practice of incinerating or fuel blending, a practice that is heavily scrutinized and may soon be banned. Americlean intends to combined the distribution of dry cleaning supplies with the perc treatment to position Americlean in existing and new markets.

      Americlean plans to offer this service, an environmentally desirable alternative to disposal, at a significantly lower cost to the dry cleaner. Americlean's proprietary refining process meets or exceeds the most stringent North American environmental regulations while rendering value-added products from the original waste stream.

ACQUISITION OF DRY CLEANING SUPPLY DISTRIBUTORS

      Americlean plans to acquire additional distributors of dry cleaning supplies and equipment. Initially Americlean will concentrate its efforts on distributors serving customers in the eastern United States and which have annual sales of at least $10,000,000 and at least 500 customers.

      The acquisition of one or more dry cleaning distributors will require additional financing and/or the willingness of the owners of the distributors to accept shares of Americlean's Common Stock in partial payment of the purchase price of the distributor's business. Americlean does not have any agreements relating to the acquisition of additional dry cleaning distributors other than as disclosed herein. There can be no assurance that Americlean will be able to acquire any additional distributors of dry cleaning supplies.

CONSTRUCTION OF DRY CLEANING SUPPLY AND PERC TREATMENT PLANTS

      Americlean, contingent upon the availability of additional financing, plans to establish of a number of dry cleaning and laundry supply plants in the United States. Americlean's plants will supply a variety of items which are used in the day-to-day operation of a dry cleaning establishment, including chemical supplies, detergents, carbon filters, hangers and plastic polyethylene covers. These plants will also have the capability of processing perc, a toxic material used by dry cleaners.

      Each plant, if built, will have the capacity to process approximately 500,000 gallons of perc per month. Americlean expects that it will require three to six months and cost between $1,200,000 and $1,500,000 to construct and equip each plant. At the present time Americlean did not have sufficient capital to build any plants. In addition, Americlean does not have any permits or licenses which will be required for perc processing since each plant will need to comply with waste removal and disposal laws. Accordingly, there can be no assurance that Americlean will ever be able to construct one or more of its proposed plants.

DRY CLEANING SUPPLIES

      At the present time the supplies and detergents sold by Americlean are purchased from third party vendors. Depending on the availability of additional capital, Americlean plans to manufacture its own line of dry cleaning detergents and cleaning solutions.

      The supplies and detergents which Americlean plans to manufacture will include sizing (provides a garment's "finish") and pre-spot stain removal products and will be developed to meet the specific needs of the dry cleaning industry. Americlean plans to offer industrial, regular and delicate formulations to allow for a variety of fabric types and cleaning requirements. In addition, these products will employ perc as a suspension agent to reduce the problems associated with filler products that leave a trace residue. Americlean plans to distribute these products in bulk and in smaller plastic containers, depending on customer requirements. The chemicals will be bottled, mixed and formulated by Americlean.

HANGERS

      The average dry cleaner uses 50,000 hangers per year. The cost of wire hangers is the single largest expense of goods consumed by the typical dry cleaning plant. Americlean recently acquired hanger manufacturing equipment for its plant in North Carolina. The hangers will be manufactured and supplied with either custom printed paper sleeves, or as plain, painted hangers. The cost of this equipment was approximately $92,500. Americlean plans to install this equipment in the second quarter of 1999.If sufficient capital is available, the Company intends to acquire hanger manufacturing equipment for each of its distribution facilities, as well as equipment that manufactures the wire used by hanger machines. This wire fabrication equipment strips wire from larger cables, which reduces the cost of raw materials by 50%. The hangers will be manufactured and supplied with either custom printed paper sleeves, or as plain, painted hangers.

POLY BAGS

      Polyethylene plastic covers ("poly bags") are used extensively in the dry cleaning industry to protect cleaned garments pending their delivery to the customer. Initially, Americlean will use third parties to manufacture the poly bags that it will supply to its dry cleaning customers. However, based on preliminary research, Americlean believes that it may be cost effective to manufacture its own poly bags and have each Company plant supply poly bags to dry cleaners in the geographic region serviced by the plant. The estimated cost of the equipment required to supply poly bags to four plants is approximately $1,125,000.

PERC TREATMENT

      Using  a   proprietary   refining   process   which   separates   and
decontaminates hazardous waste, Americlean plans to collect and process perc, a toxic chemical used by the dry cleaning industry.

      Perc, the primary solvent in the dry cleaning process, is used in the same manner as water is used in domestic washing machines, however perc is continually reused until it evaporates or is burned off by the operator. A reliable source of perc is essential to a dry cleaner's day to day operations. It is estimated by the U.S. Environmental Protection Agency ("EPA") that 100,000 short tons of perc are used in the U.S. dry cleaning industry annually.

      The basic technology used in Americlean's refining process was developed by Canadian Solvent Recovery Ltd. ("CSR). This technology, used by CSR between 1990 and March 1996, processes a hazardous waste (known as "perc") used by dry cleaning establishments. In May l996, the assets of CSR, which included CSR's perc treatment plant in Calgary, were acquired by Americlean Western Canada Ltd. for $388,000. American Western Canada Ltd. was subsequently acquired by Americlean in March 1997.

      Perc-contaminated waste is a by-product of the dry cleaning process. This waste is defined as a hazardous material by the EPA. Regulations vary from state to state, however maximum contamination levels are generally in the range of 0.7 parts per million.

      The United States has 23,213 dry cleaners, generating $5.1 billion in annual sales. Most dry cleaners do not have the capital required to purchase the equipment necessary to treat and dispose of perc waste generated in the normal course of business. As a result, Americlean's processing and treatment service provides a cost effective solution to dry cleaners' waste disposal problem.

    Americlean expects that it will cost approximately $1,200,000 to construct and equip a Perc treatment plant in Charlotte, North Carolina. Accordingly Americlean will need additional capital to construct and equip this plant and as a result, there can be no assurance that Americlean will be able do so.

      If Americlean is able to process perc, perc generated by Americlean's customers will be collected by Company trucks on a monthly basis. Americlean will also supply the dry cleaner with the containment barrels necessary to store the waste prior to its removal from the site and will replace the full drums with clean, empty drums on every scheduled pick up. Americlean plans to charge $9.00 per gallon to collect and process perc contaminated waste.

      Americlean's proprietary technology utilizes multiple mechanical distillation processes and bioremediation to liquefy and separate sludge components into perc, oil, grease and water. These components are then refined and treated to restore them to a non-hazardous (less than 0.7 parts per million) level. Recyclable material (perc, solvents, oil and grease) is sold to existing customers or unrelated third parties. This process is completed without the use of either incinerators or hazardous disposal sites. The following is a summary description of Americlean's perc recycling technology:

      1. The sludge waste is subjected to a grinding and filtering process which removes any solid, foreign materials. These are usually in the form of poly bags and lint.

      2. The perc waste is then pumped to a separator, where it is distilled and 99.9% of the perc is removed. The perc is then routed to a secondary distillation and treatment tank for ph. balancing.

      3. The oil and grease stream from the first separation process is distilled again at a much higher temperature, removing any remaining perc. A generic solvent is created as a by product of this process, which may be sold to cement manufacturers and oil refineries.

      4. The remaining oil and grease is processed to remove any contaminating water or solids. Once the oil and grease has been purified the oil is bulk stored for sale as a bunker grade crude.

      5. The remaining water is treated by gray water distillation, which strips any remaining contaminants and restores the water for plant use.

      6. The solids, 80% of which are organic, are then pumped into tanks where a biological process consumes 95% of the waste. The remaining solids (approximately 5% ) are shipped to land fills as non-hazardous waste.

      On average Americlean is able to reclaim approximately 20% of the net waste stream processed by volume as perc solvent which can then be treated and restored to a 99.7% purity. At present, the demand for recycled perc exceeds supply. Accordingly, Americlean plans to limit the distribution of recycled perc to those commercial customers who will also purchase detergents and related dry cleaning products from Americlean. Americlean plans to sell recycled perc to commercial dry cleaners at a price of $6.50 per gallon.

      Since it is not feasible to construct a plant in every major city, Americlean plans to construct transfer stations that will serve surrounding municipalities. A transfer station will bulk-load waste containers for rail or truck shipment to Americlean's perc treatment plants. In larger urban areas Americlean intends to construct plants capable of processing the waste from numerous transfer stations, allowing Americlean to provide service to surrounding urban areas without building a separate processing plant. Transfer stations only require adequate space to store supplies and house a 22-foot or a 45-foot container tank.

      Currently perc is distributed by manufacturers to large chemical wholesalers. The perc is then sold to small, regional dry cleaning supply companies, many of which do not possess chemical handling or delivery licenses. The distribution of perc continues to be scrutinized by the EPA.

      Americlean believes it can efficiently distribute perc to dry cleaners on a regular basis, at the time of waste collection, without incurring additional transportation costs. It is expected that Americlean's delivery trucks will be equipped with dual lined containers for safe bulk perc delivery to dry cleaning plants. Americlean has also designed a proprietary closed-loop delivery system which utilizes a portable pump, further reducing the risk of spill or vapor loss during perc transfers.

      Americlean expects that it will be able to purchase perc at $5.85 per gallon and sell the perc to dry cleaning establishments at an average retail price of $7.95 per gallon. If Americlean increases its volumes, Americlean expects that it will be able to purchase perc directly from manufacturers, further reducing its cost to $4.00 per gallon.

DRY CLEANING FILTERS

      Dry cleaning filters are used to reduce impurities occurring in perc during a normal cleaning cycle. The filters attract and collect suspended contaminants in the perc during the cleaning process. The most common impurities are dyes, lint and dirt residues. The filters increase the utility of perc, which in turn extends the periods between distillation. There are three international sizes of dry cleaning filters, regular, splits and jumbos. Approximately 70% of the dry cleaning machines operating in North America use regular size filters.

      In addition to collecting and treating perc, Americlean plans to distribute filters to dry cleaning establishments and collect and treat used filters.

      The collection and recycling of dry cleaning filters will be handled in a similar fashion to that used for perc-contaminated residues. Dry cleaning filters consist of three component parts; tin casing, long-fiber paper and lignite carbon. Filters will be collected from the dry cleaners every four weeks. Collected filters will be placed in large, stainless steel, air tight containers aboard trucks and the containers will then be off-loaded at the transfer stations or processing plants. Upon arrival at the plant the containers will be connected to a steam fitting which decontaminates the filters by releasing any perc retained in the carbon in the form of a vapor. The perc vapor and water will be distilled and the perc recycled and processed to its original specifications.

      Following the steaming process the tin casing of each filter will be opened and the component parts recycled. The long-fiber paper inserts will be resold to a variety of markets with demand for such material, and the tin casings will be forwarded to a local smelter as scrap metal. The lignite carbon will then be reactivated to its original utility specifications utilizing a rotary air kiln at temperatures in excess of 1,750(degree) F. This recycled carbon will subsequently be resold for use in the industry or to filter manufacturers.

      Americlean initially plans to sub-contract the carbon reactivation process. However, Americlean may in the future acquire its own carbon reactivation equipment.

      Americlean has designed a re-usable stainless steel cartridge which contains a cylindrical carbon and long-fiber paper insert, much like a tea bag, that can be easily removed and replaced once the carbon has been spent. This entire component could then be processed in a kiln as the paper filter would flash burn far before the reactivation temperature of 1,750(degree) F. Americlean believes this reusable cartridge, designed to fit all existing hardware in the marketplace, will significantly reduce the cost of dry cleaning filters. The reusable cartridge is only in the prototype stage and has not been manufactured on a commercial basis.

      At some point in the future Americlean may attempt to acquire a national manufacturer of carbon filters so as to lower its cost of filters sold to dry cleaning establishments.

ENVIRONMENTAL REGULATION

      Many dry cleaners have been operating in the same manner for the last twenty or more years, because the cleaning process has remained largely unchanged during that time, except for minor hardware improvements in equipment designed to improve solvent (perc) efficiency. However, as the harmful effects of perc exposure have become more widely documented, environmental concerns over the use of perc as a solvent in the dry cleaning process have been raised at both industry and government levels. Despite these concerns, however, there is currently no effective and available method of dry cleaning clothes that does not use perc save and except for hydrocarbon-based solvents. Alternate cleaning processes are in development which may achieve nominal market penetration by the year 2000 but additional increasesmay be unlikely based on their current level of development.

      Americlean is of the opinion that perc will not be replaced as the primary solvent in the dry cleaning industry in the near future and that over the medium term the industry may move towards hydrocarbon based solvents. At the present time over 90% of the dry cleaners in the United States use perc. An alternative technology or solvent which could dry clean clothes without perc would require cleaners to replace their existing machines, and to a small business, the cost of such hardware is prohibitive, in terms relative to the revenues generated and generally amortized over ten to twenty years, based on industry averages. Acceptance of any new technology in the industry must therefore be slow, as existing machines would continue to be used for several years until their replacement becomes financially feasible or mechanically necessary. Perc use will also continue to be supported by the machinery and chemical industries, since it is in their best interest to maintain the status quo. Americlean is confident that perc, or a similar solvent, will continued to be used by the industry, and that solvent recycling will be increasingly supported by the EPA, ensuring a demand for Americlean's environmental services. To the extent that the industry moves towards hydrocarbon based solvents, Americlean's acquisition of Universal EnviroClean Systems Inc., which distributes proprietary hydrocarbon based solvents and consults with operators who wish to utilize these solvents, provides Americlean with a hedge against such movement.

SALES, MARKETING AND COMPETITION

      The $7.2 billion North American dry cleaning market is dependable with modest growth. Virtually all dry cleaning plant owner/operators are independent with little chain influence. The competition is independent and fractionated for both plant owners and distributors. The products and equipment sold for the most part have very little or no obsolescence.

      The only segment of the market that experiences some periodic expansion and contraction is equipment sales. Since the summer of 1997 sales of dry cleaning machines have been soft due to some user concerns as to solvent regulations. However, as new machines and solvent enter the market Americlean believes sales of machinery will improve.

      Many firms distribute dry cleaning supplies, with no one organization being a dominant force in the industry. Many companies supply equipment and hardware while maintaining a limited inventory of chemicals and peripheral products. However, limited resources are expended to market and promote these products since these distributors do not consider the sale of dry cleaning chemicals and detergents as a primary business activity. Due to the lack of product sophistication and competition in the marketplace, Americlean believes it can obtain sales from those dry cleaners which use Americlean for perc collection and treatment. Americlean believes that a key factor in obtaining these sales is often the dry cleaner's trust relationship with the supplier and regular personal contact with the supplier's customer service representatives. Americlean believes it will have an advantage in providing dry cleaning establishments with both perc waste collection as well as industry related products.

      Tri Waste, Laidlaw, and Safety Clean all provide hazardous waste collection to dry cleaning establishments, but none recycles perc. Instead, each of these companies blends the waste collected for incineration fuel, or uses it to make a generic solvent once it is reclaimed through a distillation process. The remaining waste is then disposed of by incineration or in hazardous materials land-fill sites. However, the incineration of halogenated solvents is under scrutiny by North American environmental agencies and may be eliminated within the next two years.

ACQUISITION OF BOGGS

      In March 1999 Americlean acquired substantially all of the assets of Boggs & Company, Inc. and JKG Group, Inc. (collectively "Boggs") for $75,000 in cash and 80,724 shares of Americlean's Common Stock. As part of this acquisition Americlean assumed approximately $560,000 of liabilities in excess of assets purchased. An additional $25,000 in cash and an additional 80,723 shares of Common Stock are being held in escrow and will be delivered to Boggs in the event that certain representations concerning the liabilities of Boggs prove to be accurate.

      As part of the acquisition of Boggs, Americlean agreed to employ two of Boggs' officers for five years at a collective annual salary of $136,000 and to issue to such officers options which would permit them to purchase up to 54,500 shares of Americlean's Common Stock at a price of $4.00 per share at any time prior to March 3, 2004.

      Prior to its acquisition by Americlean, Boggs was a distributor of laundry and dry cleaning supplies and equipment in the southern United States.

      See Management's Discussion and Analysis and the financial statements in this Prospectus for financial information of Boggs.

ACQUISITION OF UNIVERSAL

      In April of 1999 Americlean acquired all of the shares of Universal EnviroClean Systems, Inc. in consideration for the agreement by Americlean to invest the sum of $180,000 over a twelve week period into the business of Universal.

      Americlean also agreed to guarantee the obligations of Universal to the principals of Universal pursuant to certain employment agreements. The employment agreements provide that each of the two principals of Universal will be paid $100,000 per annum for a term of one year. Americlean has also granted to the two principals of Universal options which would permit them to purchase up to 20,000 shares of Americlean's Common Stock at a price of $3.25 per share at any time prior to April 29, 2000.

      Universal's gross assets at the date of the acquisition were approximately $60,000, its gross liabilities were approximately $30,000 and Universal had revenues during its past fiscal year of approximately $1,000,000.

PROPOSED ACQUISITION OF LBE

      Americlean has entered into a letter agreement with L.B.E., Inc. of Hammond, Indiana dba A-M Supply Company) and a related company, Pio L.L.C. pursuant to which Americlean may acquire the business of LBE and a property owned by Pio for gross consideration of $900,000 in cash and $1,100,000 worth of shares of Americlean's Common Stock. The agreement is subject to numerous conditions in favour of Americlean including the preparation of audited financial statements for the target business, a positive due diligence review by Americlean of the target business' operations and Americlean being able to obtaining financing on terms acceptable to it as required to operate and acquire the business of LBE and the property. Accordingly, there is no guarantee that the results of the due diligence review will be positive or that Americlean will be able to obtain the financing required to complete the acquisition necessary to close this transaction.

      LBE's gross revenues for the year ended December 31, 1998 were approximately $10,000,000 producing gross margin of approximately 22%. LBE has assets of approximately $2,400,000 and liabilities of approximately $2,100,000.

EMPLOYEES

      As of April 30, 1999 Americlean had approximately 65 full-time employees. Contingent upon Americlean raising sufficient capital, Americlean plans to hire additional employees as may be required by the level of Americlean's operations.

PROPERTIES

      Americlean's corporate and administrative offices are located at 1177
W. Hastings Street, Suite 1910, Vancouver, British Columbia, Canada V6E 2K3. Americlean's dry cleaning supply and distribution center is located in Charlotte, North Carolina and consists of 27,000 square feet of office and warehouse space. Americlean also maintains branch offices in Jacksonville and St. Petersburg, Florida, Carmel, Indiana and Burbank, California. Americlean has finalized arrangements to lease new premises in Charlotte, North Carolina. The premises will expand the square footage under lease from 27,000 square feet to 34,000 square feet, which space will allow for the expansion of the business to include the manufacture and sale of hangers and the blending and bottling of detergents as well as the implementation of Americlean's proprietary recycling process.

                                   MANAGEMENT

Name                       Age          Position with Americlean

Andrew Hromyk              33           President, Chief Executive Officer,
                                        Treasurer, and a Director

Brett Walker               32           Vice President and a Director

Jose Lourenco              45           Vice President and a Director

Douglas Porter             53           Director

Valerie Moschetti          44           Secretary

      Andrew Hromyk has been an officer and director of Americlean since March l997. Since July 1995 Mr. Hromyk has also been the President and a director of AmericleanWestern Canada Ltd., Americlean's predecessor. Since November l993, Mr. Hromyk has been the president of Century Capital Management Ltd., a financial and business consulting firm. From September l995 to March l996, Mr. Hromyk was the vice president of Canadian Solvent Recovery, Ltd. From November l99l to May l992, Mr. Hromyk was a consultant to the General Motors Special Products Division. From July l989 to November l992, Mr. Hromyk owned and operated various car dealerships in Vancouver, British Columbia which specialized in the sale of foreign and collectible automobiles.

      Brett Walker has been an officer and director of Americlean since March l997. Since June l995 Mr. Walker has been the vice president of Americlean Western Canada Ltd., Americlean's predecessor. From June l992 to December l995 Mr. Walker was Director of Production and Distribution for Petrovalve International, Inc., a company engaged in the distribution of oil and gas products. From 1990 to 1992 Mr. Walker was an officer of Eros Environmental Technologies, Ltd. an oil spill recovery firm.

      Jose Lourenco has been an officer and director of Americlean since March l997. Since l997 Mr. Lourenco has also been the President of Aquasol Technologies Inc., a corporation which is engaged in the development of waste water treatment technology. From l993 to l996 Mr. Lourenco was Vice President of AquaTex Corporation, a company engaged in the treatment of water and waste-water. From l991 to l993 Mr. Lourenco was president of Noralto Metal Fabrications, a company engaged in sheet metal, piping and pressure vessel fabrication. In l982 Mr. Lourenco received a degree in chemical engineering from the Technical University of Nova Scotia.

      Doug Porter has been a director of Americlean since September of 1998. Mr. Porter has been the President of Douglas Chemical, a formulary and dry cleaning chemical manufacturer, since 1988 and owns and operates nine retail dry cleaning plants. Mr. Porter has more than twenty years of dry cleaning and industry experience.

      Valerie Moschetti has been the Secretary of Americlean since October of 1998. Ms. Moschetti has acted as a corporate secretary for various public companies and has provided administrative services to various corporate organizations since 1987.

EXECUTIVE COMPENSATION

      The following table sets forth in summary form the compensation received by Americlean's Chief Executive Officer. No executive officer of Americlean received in excess of $100,000 during the fiscal year ended March 31, 1999.

                                                Other      Re-
                                                Annual   stricted
                                                Compen-  Stock       Options
Name and               Fiscal  Salary   Bonus   sation   Awards      Granted
Principal Position       Year   (1)      (2)      (3)     (4)          (5)

Andrew Hromyk,
President and Chief    1999       -        -    $17,500  2,550,000   25,000
Executive Officer      1998       -        -    $23,500         --       --
                       1997       -        -   $  3,000         --       --

(1) The dollar value of base salary (cash and non-cash)  received.
(2) Th edollar value of bonus (cash and  non-cash)  received.
(3) Any other annual compensation not properly categorized as salary or bonus,
     including   perquisites   and  other  personal   benefits,   securities  or
     property. Amounts in the table represent consulting fees paid to a corporation controlled by Mr. Hromyk.
(4) The shares of Americlean's Common Stock were issued as compensation for services in name of Century Capital Management, Ltd., a Company controlled by Mr. Hromyk.

     The table below shows the number of shares of Americlean's Common Stock owned by Mr. Hromyk and the value of such shares as of March 31, 1999.

           Name                   Shares              Value
           Andrew Hromyk        3,084,375        $11,373,632

(5) The shares of Common Stock to be received upon the exercise of all stock options granted during the year ending March 31, 1999.

Proposed Compensation

      The following shows the amount which Americlean expects to pay to its executive officers during the twelve months ending March 31, 2000 and the time which Americlean's executive officers plan to devote to Americlean's business. Americlean does not have employment agreements with any of its officers.

                            Proposed            Time to be Devoted
      Name               Compensation        To Company's Business

    Andrew Hromyk          $125,000                  75%
    Brett Walker           $100,000                 100%
    Jose Lourenco              Nil                   20%
    Valerie Moschetti          Nil                   20%

      Americlean's Board of Directors may increase the compensation paid to Americlean's officers depending upon the results of Americlean's future operations.

EMPLOYMENT AGREEMENTS

      Americlean does not have any written employment contracts with any of its executive officers and does not have any compensatory plan or arrangement that results or will result from the resignation, retirement, or any other termination of any executive officer's employment with Americlean or from a change in-control of Americlean or a change in an executive officer's responsibilities following a change in-control.

      In March 1999 Americlean acquired the dry cleaning business formerly owned by Boggs & Company and JGK Group, Inc. In connection with this acquisition Americlean entered into employment agreements with two former officers of Boggs. Each employment agreement provides for a term of five years and an annual salary of $68,000. In April 1999 Americlean acquired the dry cleaning solvent distribution business and consultancy Universal EnviroClean Systems, Inc. In connection with this acquisition Americlean entered into employment agreements with the two principals of Universal. Each employment agreement provides for a term of one year and an annual salary of $100,000.

LONG TERM INCENTIVE PLANS - AWARDS IN LAST FISCAL YEAR

         None.

EMPLOYEE PENSION, PROFIT SHARING OR OTHER RETIREMENT PLANS

         Americlean does not have a defined benefit, pension plan, profit sharing or other retirement plan, although Americlean may adopt one or more of such plans in the future.

COMPENSATION OF DIRECTORS

Standard Arrangements

      At present Americlean does not pay its directors for attending meetings of the Board of Directors, although Americlean expects to adopt a director compensation policy in the future. Americlean has no standard arrangement pursuant to which directors of Americlean are compensated for any services provided as a director or for committee participation or special assignments.

Other Arrangements

      During the year ending March 31, 1999 Americlean granted options to purchase 25,000 shares of Common Stock to each of Americlean's four directors. See "Stock Option Plans" below for information concerning these options.

      Except as disclosed elsewhere in this Prospectus no director of Americlean received any form of compensation from Americlean during the year ended March 31, 1999.

STOCK OPTION PLANS

      Americlean has an Incentive Stock Option Plan and a Non-Qualified Stock Option Plan. A summary description of each Plan follows. In some cases these two Plans are collectively referred to as the "Plans".

Incentive Stock Option Plan

    The Incentive Stock Option Plan authorizes the issuance of options to purchase up to 250,000 shares of Americlean's Common Stock. The Incentive Stock Option Plan became effective on January 1, 1999 and will remain in effect until January 1, 2009 unless terminated earlier by action of the Board. Only officers, directors and key employees of Americlean may be granted options pursuant to the Incentive Stock Option Plan.

       In order to qualify for incentive stock option treatment under the Internal Revenue Code, the following requirements must be complied with:

      1. Options granted pursuant to the Plan must be exercised no later than:

           (a) The expiration of thirty (30) days after the date on which an option holder's employment by Americlean is terminated.

           (b) The expiration of one year after the date on which an option holder's employment by Americlean is terminated, if such termination is due to the employee's disability or death.

      2. In the event of an option holder's death while in the employ of Americlean, his legatees or distributees may exercise (prior to the option's expiration) the option as to any of the shares not previously exercised.

      3. The total fair market value of the shares of Common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

      4. Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the Common Stock of Americlean may not be exercisable by its terms after five years from the date of grant.

      5. The purchase price per share of Common Stock purchasable under an option is determined by the Board of Directors but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning Americlean's stock which represents more than 10% of the total combined voting power of all classes of stock).

Non-Qualified Stock Option Plan

    The Non-Qualified Stock Option Plan authorizes the issuance of options to purchase up to 250,000 shares of Americlean's Common Stock. The Non-Qualified Stock Option Plan became effective on July 6, 1998. Americlean's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Non-Qualified Stock Option Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Board of Directors.

      Options granted pursuant to the Non-Qualified Stock Option Plan terminate on the date established by the Board of Directors when the option was granted.

Other Information Regarding the Plans

      The Plans are administered by Americlean's Board of Directors. The Board of Directors has the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select those persons to whom options are to be granted, to determine the number of shares subject to each grant of an option and to determine when, and upon what conditions or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

    In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of Americlean or the period of time a non-employee must provide services to Americlean. At the time an employee ceases working for Americlean (or at the time a non-employee ceases to perform services for Americlean), any options not fully vested will be forfeited and cancelled. In the discretion of the Board of Directors payment for the shares of Common Stock underlying options may be paid through the delivery of shares of Americlean's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Board of Directors. Options are generally non-transferable except upon death of the option holder.

      The Board of Directors of Americlean may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted.

      The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

Summary

    The following sets forth certain information as of April 30, 1999, concerning the stock options granted by Americlean. Each option represents the right to purchase one share of Americlean's Common Stock.

                                   Total          Shares
                                   Shares      Reserved for     Remaining
                                  Reserved     Outstanding        Options
Name of Plan                     Under Plan      Options        Under Plan

Incentive Stock Option Plan        250,000        74,500         175,500
Non-Qualified Stock Option
  Plan                              250,000       100,000        150,000

Options Granted

     The following tables set forth information concerning the options granted, during the fiscal year ended March 31, 1999 to Company's officers and directors, and the fiscal year-end value of all unexercised options (regardless of when granted) held by these persons.

                  Number of       % of Total
                  Securities        Options
                  Underlying      Granted to         Exercise
                    Options       Employees in       Price Per    Expiration
 Name             Granted (#)     Fiscal Year        Share           Date

Andrew Hromyk      25,000              16.2%         $4.00      01/01/2009
Brett Walker       25,000              16.2%         $4.00      01/01/2009
Jose Lourenco      25,000              16.2%         $4.00      01/01/2009
Douglas Porter     25,000              16.2%         $4.00      01/01/2009

Option Exercises and Fiscal Year End Option Values

                                                Number of
                                                Securities       Value of
                                                Underlying       Unexercised
                                                Unexercised      In-the-Money
                                                Options/SARs at  Options/SARs
                  Shares Acquired      Value    Exercisable/    Exercisable/
Name              on Exercise (#)  Realized ($) Unexercisable   Unexercisable
----              ---------------  ------------ -------------   -------------

Andrew Hromyk          --            --         25,000/--            -/-
Brett Walker           --            --         25,000/--            -/-
Jose Lourenco          --            --         25,000/--            -/-
Douglas Porter         --            --         25,000/--            -/-

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Americlean has issued shares of its common stock to the following persons, who are or were affiliated with Americlean:

                           Date of    Number
       Name               Issuance  of Shares             Consideration

Andrew Hromyk               3/97     625,000(1)      50% of the issued and out-
                                                     standing shares of American
                                                     Western Canada Ltd.
Current Investments Ltd.    3/97     625,000         50% of the issued and out-
                                                     standing shares of American
                                                     Western Canada Ltd.

Brett Walker                 3/97    125,000         $10,000

Mark Harrison                3/97    125,000         $10,000

Bona Vista West Ltd.         3/99    363,014         Settlement  of  loan in the
                                                     amount of $181,507

Current Investments Ltd.     3/99     50,000         Settlement  of  loan in
                                                     the amount of $25,000

Andrew Hromyk                3/99  2,550,000         Services rendered

Brett Walker                 3/99    450,000         Services rendered

(1) Shares were issued to Century Capital Management Ltd., a corporation controlled by Mr. Hromyk. Century Capital Management Ltd. subsequently transferred 187,500 of these shares to four persons, none of whom are affiliated with Americlean.

During the nine months ended December 31,1998 Americlean paid Century Capital Ltd. $124,123 in consulting, rent and administrative fees. Century Capital Ltd. is controlled by Andrew Hromyk, an officer and director of the Company.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of April 30, 1999, information with respect to the only persons owning beneficially 5% or more of Americlean's outstanding common stock and the number and percentage of outstanding shares owned by each director and officer and by the officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

                                     Shares of                  Percent of
Name and Address                   Common Stock                 Class  (1)

Andrew Hromyk                     3,084,375 (2)                    55.3%
Suite 103
2190 Argyle Street
West Vancouver, B.C.
Canada  V7V 1G6

Brett Walker                        575,000                        10.3%
Suite 303
2405 W. 2nd Ave.
Vancouver, B.C.
Canada  V6V 1S5

Jose Lourenco                          --                          --
367 Lessard Drive
Edmonton, Alberta
Canada  T6M 1A6

Valerie Moschetti                      --                           --
834 East 15th Avenue
Vancouver, B.C.
V5T 2R9

Douglas Porter                         --                           --
1627 West Main Street
Suite 143
Bozeman, Montana 59715

Bona Vista West Ltd.                363,014                          6.5%
P.O. Box 62
2001 Leeward Highway
Turks and Caicos Islands
British West Indies

All Officers and Directors        3,659,375                          65.7%
  as a Group (5 persons)

(1) Number of shares owned excludes shares issuable upon the exercise of options held by the following persons.

                  Name                            Shares Subject to Option

                  Andrew Hromyk                          25,000
                  Jose Lourenco                          25,000
                  Brett Walker                           25,000
                  Douglas Porter                         25,000


(2) Shares are registered in the name of Century Capital Management Ltd., a corporation controlled by Mr. Hromyk.

                              SELLING SHAREHOLDERS

   In April 1999 Americlean raised $600,000 from the sale of 600 shares of Americlean's Series A Preferred Stock. The Preferred Shares will convert into shares of Americlean's common stock 30 days after the date of this Prospectus. See "Dilution and Comparative Share Data". The shares issuable upon the conversion of the Series A Preferred Shares are being offered to the public by means of this Prospectus.

    This Prospectus also relates to the sale of up to 216,800 shares of Americlean's common stock issuable upon the exercise of warrants and options issued to a sales agent and to a consultant to Americlean.

   The holders of the Preferred Shares, the sales agent warrants and the options, to the extent they convert their Preferred Shares into shares of common stock or exercise the warrants or options, are referred to in this Prospectus as the Selling Shareholders. Americlean will not receive any proceeds from the sale of the shares by the Selling Shareholders.

   The names of the Selling Shareholders are:

                                  Shares Which  Shares
                                     May Be     Which
                                    Acquired    May Be
                                      Upon      Acquired
                                   Conversion    Upon         Shares     Share
                        Shares    of Series A  Exercise       to be    Ownership
                     Beneficially  Preferred    of Warramts  in this     After
   Name                Owned        Shares      or Options  Offering(1) Offering
----------             -------    ------------  ----------   ---------  --------

Anthony James Stavros      --        20,000          --       20,000        --
Susan C. Buescher          --        20,000          --       20,000        --
Karron L. Heathman,        --        20,000          --       20,000        --
   Trustee
Allan J. Brda              --         8,000          --        8,000        --
James David                --        10,000          --       10,000        --
   Bommarito
D. Michael McDaniel        --        10,000          --       10,000        --
So. County Investors       --        30,000          --       30,000        --
Anthony D. Cupini,         --        14,000          --       14,000        --
   IRA Acct.
Britannia Development      --        18,000          --       18,000        --
   Company Limited
Armory Facilities          --        10,000          --       10,000        --
Thomas C. Hullverson,      --        80,000          --       80,000        --
   IRA Acct.
Anthony Advisors           --           --       16,800       16,800        --
Phoenix Alliance, Inc.     --          --       200,000      200,000        --

(1) Assumes a conversion price of $2.50 per share.

      Manner of Sale. The shares of common stock which may be acquired by the Selling Shareholders may be offered and sold by means of this
Prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
(b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In making sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from Selling Shareholders in amounts to be negotiated.

      The  costs  of   registering   the  shares  offered  by  the  Selling
Shareholders are being paid by Americlean. The Selling Shareholders will pay all other costs of the sale of the shares offered by them.

      From time to time one or more of the Selling Shareholders may transfer, pledge, donate or assign the shares received upon the conversion of the Series A Preferred Stock or the warrants or options referred to above (the "Conversion Shares") to lenders or others and each of such persons will be deemed to be a Selling Shareholder for purposes of this Prospectus. The number of Conversion Shares beneficially owned by those Selling Shareholders will decrease as and when they transfer, pledge, donate or assign the Conversion Shares. The plan of distribution for the Conversion Shares sold by means of this Prospectus will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholders for purposes of this Prospectus.

      A Selling Shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of Americlean's common stock in the course of hedging the positions they assume with such Selling Shareholder, including, without limitation, in connection with the distribution of Americlean's common stock by such broker-dealers. A Selling Shareholder may also enter into option or other transactions with broker-dealers that involve the delivery of the common stock to the broker-dealers, who may then resell or otherwise transfer such common stock. A Selling Shareholder may also loan or pledge the common stock to a broker-dealer and the broker-dealer may sell the common stock so loaned or upon default may sell or otherwise transfer the pledged common stock.

      Broker-dealers, underwriters or agents participating in the distribution of Americlean's common stock as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Shareholders and/or purchasers of the common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). Selling Shareholders and any broker-dealers who act in connection with the sale of common stock hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive may be deemed to be underwriting discounts and commissions under the Securities Act. Neither Americlean nor any Selling Shareholder can presently estimate the amount of such compensation. Americlean knows of no existing arrangements between any Selling Shareholder, any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of Americlean's common stock.

      The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      Americlean has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. Americlean has also advised the Selling Shareholders that in the event of a distribution of the shares owned by the Selling Shareholder, such Selling Shareholders, any affiliated purchasers, and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A distribution is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Americlean has also advised the Selling Shareholders that Rule 102 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering. Rule 101 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

      Americlean is authorized to issue 50,000,000 shares of common stock, (the "Common Stock"). Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of Americlean's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by Americlean. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and nonassessable and all of the shares of common stock issued upon the conversion of the Series A Preferred Stock or the exercise of the warrants or options described in this prospectus will be, upon issuance, fully paid and non-assessable.

PREFERRED STOCK

      Americlean is authorized to issue up to 5,000,000 shares of Preferred Stock. Americlean's Articles of Incorporation provide that the Board of Directors has the authority to divide the Preferred Stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the Preferred Stock without shareholder approval, the Preferred Stock could be issued to defend against any attempted takeover of Americlean.

    In March 1999, Americlean's Board of Directors established Americlean's Series A Preferred Stock and authorized the issuance of up to 600 shares of Series A Preferred Stock as part of this series. Upon any liquidation or dissolution of Americlean, each outstanding share of Series A Preferred Stock is entitled to distribution of $1,000 per share prior to any distribution to the holders of Americlean's common stock. The Series A

Preferred Shares are not entitled to any dividends or voting rights. In April 1999, Americlean sold 600 shares of its Series A Preferred Stock to a group of private investors for $1,000 per share. Thirty days after the date of this Prospectus each Series A Preferred Share will convert into shares of Americlean's common stock equal in number to the amount determined by dividing $1,000 by 75% of the average price of Americlean's common stock for the five trading days preceding the conversion date. The shares issuable upon the conversion of the Series A Preferred Shares are being offered for sale to the public by means of this Prospectus. See "Selling Shareholders".

                                   LITIGATION

      Americlean is named as a defendant under a lawsuit launched by the estate of a former employee on September 11, 1998. The plaintiff has claimed approximately $330,000 and 87,500 free trading shares of Americlean's common stock for settlement of this action. Americlean believes that it has a meritorious defense to the claims of the former employee and that the ultimate resolution of this action will not have a material adverse effect on Americlean's financial condition or results of operations.

      Americlean has also had a default judgement entered against it for approximately $30,000 in favour of an Alberta company which disposed of certain waste products for Americlean. Americlean has entered into an agreement to settle this judgement by paying approximately $25,000 to the Alberta company in stages.

      Other than the foregoing, Americlean is not a party to any pending legal proceeding.

                                     EXPERTS

      The financial statements of Americlean audited by Ernst & Young LLP have been included herein in reliance on their report given on their authority as experts in accounting and auditing.

      The Combined Balance Sheets of Boggs & Company, Inc. and JKG Group, Inc. as of September 30, 1998 and 1997, and the Combined Statements of Operations and Retained Earnings (Deficit) and Cash Flows for two years then ended have been included herein in reliance on the report of Bullard & Blanchard, P.L.L.C., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 INDEMNIFICATION

      Americlean's bylaws authorize indemnification of a director, officer, employee or agent of Americlean against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of Americlean who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Americlean pursuant to the foregoing provisions, Americlean has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

Americlean has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 together with all amendments and exhibits, under the Securities Act of 1933, as amended with respect to the securities offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. The Registration Statement and amendments and exhibits may also be reviewed at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov.

                                TABLE OF CONTENTS
                                                                          Page
PROSPECTUS SUMMARY .................................................
RISK FACTORS .......................................................
DILUTION AND COMPARATIVE SHARE DATA ................................
MARKET FOR AMERICLEAN'S COMMON STOCK ...............................
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OR PLAN OF OPERATION ..............................................
BUSINESS ............................................................
MANAGEMENT ...........................................................
PRINCIPAL SHAREHOLDERS .................................................
SELLING SHAREHOLDERS .....................................................
DESCRIPTION OF SECURITIES ..................................................
LITIGATION....................................................................
EXPERTS....................................................................
INDEMNIFICATION ............................................................
AVAILABLE INFORMATION......................................................
FINANCIAL STATEMENTS .......................................................

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Americlean. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made in this Prospectus shall, under any circumstances, create any implication that the information in this prospectus is correct as of any time subsequent to the date of this Prospectus or that there has been no change in the affairs of Americlean since such date.

Until _________,1999 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    PART III
                     Information Not Required in Prospectus

Item  24. Indemnification of Officers and Directors.

     The Delaware Business Corporation Act and the Company's Bylaws provide that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of the Company.

Item 25. Other Expenses of Issuance and Distribution.

         SEC Filing Fee                                            $843
         NASD Filing Fee                                          1,343
         Blue Sky Fees and Expenses                               2,000
         Printing and Engraving Expenses                          2,000
         Legal Fees and Expenses                                 25,000
         Accounting Fees and Expenses                            10,000
         Miscellaneous Expenses                                   3,814
                                                                  -----

         TOTAL                                                  $45,000

 All  expenses other  than  the S.E.C. and  NASD  filing  fees  are estimated.

Item 26. Recent Sales of Unregistered Securities.

         The following information sets forth all securities of the Company which have been sold during the past three years and which securities were not registered under the Securities Act of 1933, as amended. Unless otherwise indicated, the consideration paid for the shares was cash. All share amounts have been adjusted to reflect the Company's four-for-one reverse stock split was effective in January 1999.

                                               Shares of
Date of Sale      Name                       Common Stock    Consideration

04/10/97    Century Capital Management Ltd.    625,000      50% of the issued
                                                            and outstanding
                                                            shares of Americlean
                                                            Western Canada Ltd.

04/10/97    Current Investments Ltd.           625,000      50% of the issued
                                                            and outstanding
                                                            shares of Americlean
                                                            Western Canada Ltd.
04/10/97  Walker, Brett                         125,000         $10,000
04/10/9   Harrison, Mark                        125,000          10,000

04/15/97  Procopis, Plato                         2,500          20,000
04/24/9   Mavrofrides, Christos                     500           4,000
05/15/9   Josephson, Mark                           125           1,000
05/16/9   Stahl, William A. and Noreen F.           625           5,000
05/25/97  Shaw, William A.                          250           2,000
05/26/9   Andrews, Arthur R. and Cathy R.           175           1,400
05/28/97  Horsham Finance Limited - 75,000 to
          Whalen, Beliveau & Associates, Inc.    18,750         150,000
05/29/9   James, Sonia J.                           125           1,000
05/30/97  Hugessen, Alex                            175           1,400
05/30/97  Long, Richard N.                          250           2,000
05/30/97  McGaw, Ross                               875           7,000
06/02/97  Proietti, Anthony M.                       25             250
06/03/97  Verdi, James E.                            25             250
06/04/97  Hadley, James C. Jr.                       50             500
06/04/97  Halpern, Tyler J.                          25             250
06/04/97  Pagano, T.J.                               25             250
06/04/97  Siciliano, Stanley                         25             250
06/05/97  Parent, James                              25             250
06/05/97  Roberti, Adrienne J.                       25             250
06/05/97  Roberti, Arnold J.                         25             250
06/05/97  Roberti, Peter E.                          25             250
06/05/97  Sohn, Bernie                               25             250
06/05/97  Verdi, Mark S.                             25             250
06/05/97  Wong, Whie L.                              25             250
06/05/97  Yacono, Sam A.                             25             250
06/06/97  Bowles, Tom                                25             250
06/06/97  DeGeorge, Dawn Ann                         25             250
06/06/97  Hoyt, Jeffrey C.                           25             250
06/06/97  Kapil, Hari                             1,562          12,500
06/06/97  Sakkalis, Nikanthros                    3,411          27,288
06/06/97  Nuciola, Phillip                           25             250
06/06/97  Shi, Hong Qing                             25             250
06/07/97  Mouchecourt, Eric G.                       25             250
06/10/97  Proietti, Anthony L.                       25             250
10/24/97  Mills, Robert E.                        5,000          20,000
10/24/97  Seedhouse, Jack                         5,000          20,000
01/20/98  Pereira, Manuel D.                      1,875          11,250
01/22/98  Dixon, Bryan J.                         1,250          10,000

04-24-98  Skalko, James                          25,000         100,000
04-28-98  Tradewinds Investments Ltd.             2,500          10,000
04-27-98  Lenz, Frederick A.                      5,000          20,000
04-27-98  Britannia Development Company Limited   5,000          20,000
04-27-98  Hassan Abdul S.A.                      25,000         100,000
05-04-98  Nostradamus S.A.                       25,000         100,000
05-04-98  Edwards Capital Corporation            15,000          60,000
05-06-98  Phoenix Capital                         2,500          10,000
06-10-98  Dashguard Securities Limited           20,000          80,000
06-10-98  Malco L. Investments                    2,500          10,000
07-01-98  Sure Lock Inc.                          2,500          10,000
07-01-98  Edwards Capital Corporation            12,500          50,000
07-02-98  Matthew P.T. Holstein                   1,875           7,500
07-02-98  Phillip M. Holstein                     1,875           7,500
08-12-98  Keith A. Mazer                         18,750          75,000
08-12-98  Matthew P.T. Holstein                  12,500          50,000
08-12-98  Thundercloud Corporation
          Money Purchase Pension Plan,
          Philip M. Holstein, Jr. Trustee         6,250          25,000
08-12-98  Philip M. Holstein                      6,250          25,000
08-12-98  Phoenix Capital Corporation             9,375          37,500
08-13-98  Edwards Capital Corporation            25,000         100,000
08-13-98  C. Jesse Reggio                         6,250          25,000
03-10-99  Edwards Capital Corporation             5,000           5,000
03-10-99  Bona Vista West, Ltd.                  70,000          70,000
03-31-99  Bona Vista West, Ltd.                 363,014      Payment of loan in
                                                             principal amount of
                                                             $187,507
03-31-99    Current Investments, Ltd.             50,000     Payment of loan in
                                                             principal amount of
                                                              $25,000
Andrew Hromyk                                  2,550,000      Services rendered
03-31-99    Brett Walker                         450,000      Services rendered

                                              Shares of
                                               Series A
Date        Name                         Preferred Stock   Consideration

04-05-99    Anthony James Stavros                     50         $50,000
04-05-99    Susan C. Buescher                         50         $50,000
04-05-99    Karron L Heathman, Trustee                50         $50,000
04-05-99    Allan J. Brda                             20         $20,000

04-05-99    James David Bommarito                     25         $25,000
04-05-99    D. Michael McDaniel                       25         $25,000
04-05-99    South County Investors                    75         $75,000
04-05-99    Alpco for the benefit of
              Anthony D. Cupini, IRA account          35         $35,000
04-05-99    Britannia Development Company Limited     45         $45,000
04-05-99    Armory Facilities                         25         $25,000
04-05-99    Alpco for the benefit of
              Thomas C. Hullverson, IRA account      200        $200,000

         All sales of the Company's Common Stock prior to March 31, 1999 were exempt from registration pursuant to Rule 504 of the Securities and Exchange Commission.

         All sales of the Company's common stock on March 31, 1999 were exempt from Registration pursuant to Section 4 (2) of the Securities Act of 1933. All shares of common stock issued on March 31, 1999 were acquired for investment purposes only and without a view to distribution. All of the persons who acquired these shares of common stock were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers of the Company's common stock acquired the securities for their own accounts. The certificates evidencing the shares of common stock bear legends stating that the shares represented by the certificates may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. All shares of common stock sold on March 31,1999 are "restricted" securities as defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission.

         All sales of the Company's Series A Preferred Stock were exempt from registration pursuant to Rule 506 of the Securities and Exchange Commission. All shares of the Preferred Stock were acquired for investment purposes only and without a view to distribution. All of the persons who acquired the Company's Preferred Shares were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers of the Company's Preferred Stock acquired the securities for their own accounts. The certificates evidencing the Preferred Shares will bear legends stating that they may not be offered, sold or transferred other that pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. All the Preferred Shares are "restricted" securities as defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission.

Item 27. Exhibits

         Exhibits                                          Page Number

1        Underwriting Agreement                                 N/A

3.1      Certificate of Incorporation and Amendments

3.2      Certificate of Designation of Series A
         Preferred Stock

3.3      Bylaws

4.1      Incentive Stock Option Plan

4.2      Non-Qualified Stock Option Plan

5        Opinion of Counsel

10       Asset Purchase Agreement - Boggs & Company

23.1     Consent of Hart and Trinen

23.2     Consent of Accountants

24.      Power of Attorney                            Included as part of the
                                                      Signature Page

Item 28. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

              (i) To include any Prospectus required by Section l0(a)(3) of the Securities Act of l933;

              (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, on the 14th day of May, 1999.

                                  AMERICLEAN, INC.


                                  By   /s/  Andrew Hromyk
                                      Andrew Hromyk, President


                                  By   /s/  Brett Walker
                                      Brett  Walker,  Principal Financial
                                        Officer and Chief Accounting Officer

         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                                     Title                    Date

 /s/ Andrew Hromyk
Andrew Hromyk                       Director              May 14, 1999

  /s/ Brett Walker
Brett Walker                        Director              May 14, 1999

  /s/ Jose Lourenco
Jose Lourenco                       Director              May 14, 1999

  /s/ Douglas Porter
Douglas Porter                      Director              May 14, 1999

                        CONSOLIDATED FINANCIAL STATEMENTS
                             (United States Dollars)

                                AMERICLEAN, INC.


                             March 31, 1998 and 1997

                         INDEPENDENT AUDITORS' REPORT





To the Shareholders of
Americlean, Inc.

We have audited the accompanying consolidated balance sheets of Americlean, Inc. as of March 31, 1998 and 1997 and the related consolidated statements of loss and comprehensive loss, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with United States generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Americlean, Inc. at March 31, 1998 and 1997 and the consolidated results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.



Vancouver, Canada August 31, 1998 [except for note 11[b] which is as of September 26, 1998]

Americlean, Inc.


                         CONSOLIDATED BALANCE SHEETS
                     [See Basis of Presentation - Note 1]

As at March 31




                                          1998            1997
                                            $               $
ASSETS
Current
Cash                                    115,879              --
Accounts receivable [note 3]            780,778              --
Mortgage receivable [note 4]                 --         169,188
Total current assets                    896,657         169,188
Property and equipment [note 5]           9,969           6,674
                                        906,626         175,862

LIABILITIES AND STOCKHOLDERS' EQUITY
Current
Accounts payable and accrued
  liabilities                           846,689          24,815
Due to related parties [note 6]          14,518          45,607
Total liabilities                       861,207          70,422
Commitment and contingency [note 9]

Stockholders' equity
Share stock [note 7]
Common stock, $0.0001 par value             616             600
50,000,000 authorized, 6,158,150
  issued outstanding
Preferred stock, $0.0001 par value
 5,000,000 authorized, nil issued
    or outstanding
Share stock to be issued                    500              --
Additional paid in capital              435,819         188,956
Cumulative translation adjustment         6,318            (585)
Deficit                                (397,834)        (83,531)
Total stockholders' equity               45,419         105,440
                                        906,626         175,862

See accompanying notes

On behalf of the Board:


                        Director             Director

Americlean, Inc.


                       CONSOLIDATED STATEMENTS OF LOSS
                            AND COMPREHENSIVE LOSS

Years ended March 31




                                          1998           1997
                                            $              $

Sales [note 3]                        1,111,374         50,474
Cost of sales                         1,020,931         27,443
Gross profit                             90,443         23,031
Other income                                 --          1,588
                                         90,443         24,619

Administrative and selling expenses
Advertising and promotion                47,450          1,598
Automobile                                  573          2,375
Bad debts                                 4,992             --
Bank charges and interest                 2,005          1,348
Consulting fees [note 6]                 41,245         13,961
Depreciation                              1,995          1,658
Loss on disposition of equipment          3,228             --
Office and other                          6,764          5,318
Professional fees                        26,801         30,731
Rent                                      9,270          3,035
Telephone and fax                        13,880          1,904
Travel                                   18,779         11,025
Utilities                                 9,439          5,356
Valuation allowance on mortgag
   receivable [note 4]                  164,013             --
Wages and employee benefits              54,312         29,841
                                        404,746        108,150
Net loss for the year                  (314,303)       (83,531)

Other comprehensive income:
Translation adjustment                    6,903           (585)
Comprehensive loss for the year        (307,400)       (84,116)

Basic and diluted loss per share
  [note 7[d]]                              0.05           5.08

See accompanying notes

Americlean, Inc.


                     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

March 31



                                        COMMON STOCK      ADDITIONAL   CUMULATIVE
                                     NUMBER                PAID-IN    TRANSLATION
                                   OF SHARES     AMOUNT    CAPITAL     ADJUSTMENT   DEFICIT    TOTAL
                                       #           $         $            $            $         $

Balance March 31, 1996                10           10        --           --          --          10
Issuance of common stock
 [note 7[b]]
- for shares and mortgage
     receivable                4,999,990          490    168,699          --         --      169,189
- for cash                     1,000,000          100     20,257          --         --       20,357
Unrealized exchange loss              --           --         --        (585)        --         (585)
Net loss for the year                 --           --         --          --    (83,531)     (83,531)
Balance, March 31, 1997        6,000,000          600    188,956        (585)   (83,531)     105,440
Issuance of common stock
   [note 7[b]                    158,150           16    246,863          --         --      246,879
Common stock to be issued
   [note 7[c]]                        --          500         --          --         --          500
Unrealized exchange gain              --           --         --       6,903         --        6,903
Net loss for the year                 --           --         --          --   (314,303)    (314,303)
Balance, March 31, 1998        6,158,150        1,116    435,819       6,318   (397,834)      45,419

See accompanying notes


Americlean, Inc.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS


Years ended March 31




                                             1998        1997
                                              $            $

OPERATING ACTIVITIES
Net loss for the year                    (314,303)    (83,531)
Adjustments to reconcile net loss to
 net cash used in
operating activities:
Depreciation                                1,995       1,658
Loss on disposition of equipment            3,228          --
Valuation allowance on mortgage
    receivabl                             164,013          --
Changes in non-cash working capital:
Accounts receivable                      (780,778)         --
Accounts payable and accrued liabilities  821,874      24,815
Net cash used in operating activities    (103,971)    (57,058)

INVESTING ACTIVITIES
Acquisition of property and equipment      (1,491)     (8,342)
Net cash used in investing activities      (1,491)     (8,342)

FINANCING ACTIVITIES
Proceeds from stock issuance [note 1]     246,879      20,367
Shares subscriptions received                 500          --
Advances from (to) related parties        (31,089)     45,607
Net cash provided by financing activities 216,290      65,974

Effect of exchange rate changes on cash     5,051        (574)

Net increase in cash during the year      115,879          --
Cash, beginning of year                        --          --
Cash, end of year                         115,879          --

See accompanying notes

Americlean, Inc.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS


March 31, 1998 AND 1997


1. FORMATION AND BUSINESS OF THE COMPANY

Americlean, Inc. was incorporated on March 3, 1997 in Delaware. Americlean's subsidiary, Americlean Western Canada Ltd. ("AWCL"), was incorporated on July 24, 1995. On March 31, 1997, Americlean, Inc. acquired a $169,189 mortgage receivable and all the issued and outstanding share stock of AWCL in exchange for 5,000,000 Americlean, Inc. common shares issued from treasury.

At the time of this transaction, the same individuals (the "Transferors") owned all the shares of Americlean, Inc., AWCL and the mortgage receivable. These financial statements have been presented on a continuity of interests basis in a manner similar to pooling of interests accounting. The assets and liabilities acquired by Americlean, Inc. have been recorded at the Transferors carrying values. The results of operations and changes in financial position for periods before March 3, 1997 are those of AWCL. These entities are referred to in these financial statements as the "Company".

The Company is engaged in the business of recycling and selling dry cleaning products to North American markets.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company prepares its accounts in accordance with accounting principles generally accepted in the United States.

The following is a summary of the significant accounting policies used in the preparation of these financial statements:

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary AWCL. All significant intercompany accounts and transactions have been eliminated.

Translation

The Company's reporting currency is the United States dollar ($) and its functional currency for Canadian operations is the Canadian dollar (C$). Except for share stock transactions, the Company conducts substantially all its business in C$. The conversion to the reporting currency has been done using rates at March 31, 1998 and March 31, 1997. Revenue and expense items are recorded at the exchange rate at the transaction date. Translation adjustments are recorded as comprehensive income and as a separate component of stockholders' equity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.


Financial instruments

Amounts reported for cash, accounts receivable, mortgage receivable, accounts payable and accrued liabilities and due to related parties are considered to approximate fair value primarily due to their short maturities.

Property and equipment

Property and equipment are stated at cost and are being depreciated on a straight-line basis over the estimated useful lives of the related assets (5 years).

Revenue recognition

Revenue from the sale of product is recognized at the time of shipment.

Income taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between financial statement and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

Concentrations of credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash in the bank. The Company maintains cash with high quality financial institutions. Also refer to note 3.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont'd.)

Advertising costs

Advertising costs are expensed as incurred.

Computation of loss per common share

Basic loss per share is computed by dividing the loss attributable to common stockholders by the weighted average number of common shares outstanding for that period. Diluted loss per share is computed giving effect to all dilutive potential common shares that were outstanding during the period. Dilutive potential common shares consist of incremental common shares issuable upon exercise of convertible securities. As at March 31, 1998 and March 31, 1997, there were no dilutive potential common shares and therefore the dilutive loss per share is equivalent to the basic loss per share.

Recent pronouncements

In June 1997, the FASB issued SFAS No. 131, "Disclosures about Segments of an Enterprise on Related Information", which changes the way public companies report information about operating segments. SFAS No. 131, which is based on the management approach to segment reporting, establishes requirements to report elected segment information quarterly and to report entity-wide disclosures about products and services, major customers and major countries in which the entity holds assets and reports revenues. The Company has not yet evaluated the effects of this change on its reporting segment information.

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Post Retirement Benefits". The Company does not have any such plans for its employees.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivatives and Hedging Activities". The Company does not acquire derivatives or engage in hedging activities.

3. SIGNIFICANT CUSTOMER

During 1998, 100% of sales were made to one customer and 100% of accounts receivable as at December 31, 1997 are due from this one customer.


4. MORTGAGE RECEIVABLE                           1998           1997
                                                   $              $

Mortgage receivable                            162,219        169,188
Valuation allowance                           (162,219)            --
                                                    --        169,188

The Company holds a second mortgage on land and a building. The mortgage is denominated in C$ and the original terms specified 14% interest on outstanding balances. During 1998, the debtor defaulted on the mortgage and the Company has not collected nor recorded interest in the year ended March 31, 1998. As a result management have determined that a valuation allowance is required to reflect the possibility that this amount may not be collected.


5. PROPERTY AND EQUIPMENT

                                              Accumulated     Net book
                                  Cost        depreciation     value
                                    $              $             $

1998
Office furniture and equipment    12,744        2,775           9,969
---------------------------------------------------------------------
                                  12,744        2,775           9,969
---------------------------------------------------------------------

1997
Office furniture and equipment     8,343        1,669           6,674
---------------------------------------------------------------------
                                   8,343        1,669           6,674
---------------------------------------------------------------------

6. RELATED PARTY TRANSACTIONS

The amounts due to related parties consist of advances from shareholders acting as directors and officers. The Company has significant transactions with its major shareholder Century Capital Management Ltd. involving payment of expenses in common or on behalf of the Company. As at March 31, 1998 $14,518 [1997 - $45,607] was outstanding. These amounts are without interest or stated terms of repayment.

In addition, during the year the Company paid consulting fees of $36,350 [1997 - $11,500] to shareholders acting as directors and officers.


7. SHARE STOCK

[a] Authorized

   Holders of the Common Stock are entitled to one vote per share and to share equally in any dividends declared and in distributions in liquidation.

[b] Issued
                                                  Number
                                                of Shares            $

   Common stock
   AWCL shares March 31, 1996                         10              10
   Shares issued in reorganization [note 1]    4,999,990         169,189
   Shares issued for cash                      1,000,000          20,357
   Total common stock, March 31, 1997          6,000,000         189,556
   Shares issued for cash, net of share issue
   costs of $14,340                              158,150         246,879
   Total common stock, March 31, 1998          6,158,150         436,435

[c]As at March 31, 1998, the Company had received cash in the amount of $500 representing subscriptions received for the issue of 200 common shares. These shares were issued in fiscal 1999.

[d]Basic and diluted loss per share for the years ended March 31, 1998 and March
   31, 1997 are based on the following:
                                                     1998         1997
                                                      $             $

Net loss for the year                              314,303       83,531
Weighted average number of common shares used
    in computation                               6,079,075       16,438
Basic and diluted loss per share                      0.05         5.08

8. YEAR 2000 ISSUE

The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect an entity's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the entity, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.

9. COMMITMENT AND CONTINGENCY

The Company signed an agreement on March 31, 1998 for advertisement and promotional services totaling $400,000. The Company has paid $400,000 with respect to this agreement between April 1, 1998 and August 31, 1998.

The Company is named as a defendant under a lawsuit launched by the estate of a former employee. The plaintiff has claimed $500,000 and 87,500 free trading shares of the Company for settlement of this action. Management believes that the ultimate resolution of this action will not have a material adverse effect on the Company's financial condition or results of operations. The Company's solicitors have indicated that the Company has a meritorious defense to this claim.

10. INCOME TAXES

The Company has Canadian non-capital loss carryovers at March 31, 1998 of approximately $220,000 the benefits of which have not been recognized in the financial statements. The loss carryovers expire in the years 2004 and 2005.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company has recognized a valuation allowance equal to the deferred tax assets due to the uncertainty of realizing the benefits of the assets. Significant components of the Company's deferred tax assets and liabilities as of March 31 are as follows:

                                               1998            1997
                                                 $               $
Deferred tax assets:
Net operating loss carry forwards              99,000         36,000
Depreciation/amortization                       1,250            750
Mortgage valuation allowance                   76,000             --
Total deferred tax assets                     176,250         36,750
Total deferred tax liabilities                     --             --
Net deferred tax assets                       176,250         36,750
Valuation allowance                          (176,250)       (36,750)
Net deferred taxes                                 --             --

11. SUBSEQUENT EVENTS

[a]From the  period  April 1,  1998 to  August  31,  1998,  the  Company  issued
   1,336,144 Common Shares pursuant to private placements for $1,533,838 cash.

[b]Pursuant to a letter of intent signed September 26, 1998, the Company has agreed to acquire all of the issued and outstanding capital stock of a company, for consideration of $200,000 cash and the issuance of 400,000 Common Shares in the capital stock of the Company.

   In addition, the vendors of the company have agreed to acquire all of the company share stock from the minority holders thereof and the Company has agreed that, as part of the compensation to be paid to the minority holders of the company's shares, to grant to such persons the rights to purchase, in the aggregate, a total of 100,000 Common Shares of the Company at a price of $1.00 per share for a term of five years. These rights will vest on the first anniversary of the Closing Date which is yet to be determined.

     Americlean, Inc.

                        Consolidated Financial Statements
                             (United States Dollars)

                           December 31, 1998 and 1997

                       Unaudited - Prepared by Management

                                Americlean, Inc.

                           CONSOLIDATED BALANCE SHEETS

    December 31, 1998 and 1997              Unaudited - Prepared by Management

                                     ASSETS

                                                1998               1997
                                                   $                 $

Cash                                                 -             1,920
Accounts receivable                              9,029             2,112
Due from related parties (note 4)                 1,284             3,983
Mortgage receivable                                  -           160,793
Prepaid expenses                                    -             18,177
Total Current Assets                            10,313           186,985

Property and equipment [note 2]                 51,309            12,365
                                           -----------       -----------
                                                61,622           199,350

                       LIABILITIES AND STOCKHOLDERS EQUITY

Current
Bank indebtedness                                6,376                 -
Accounts payable                                84,144                 -
Due to related parties (note 4)                143,037            15,613
Total Liabilities                              233,557            15,613


Stockholders' Equity
Share stock [note 3]
    Common stock, $0.0001 par value
        50,000,000 authorized, 7,094,494
        issued outstanding                       1,206               614
    Preferred stock, $0.0001 par value
        5,000,000 authorized, nil issued or
        outstanding
Cumulative translation adjustment              (55,330)            4,853
Additional paid in capital                   1,385,517           403,232
Deficit                                     (1,503,328)         (224,962)
total stockholders' equity                    (171,935)          183,737
                                        --------------       -----------
                                                61,622           199,350



                                Americlean, Inc.

                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

As at December 31, 1998 and 1997            Unaudited - Prepared by Management

                                   COMMON STOCK        ADDITIONAL    CUMULATIVE
                                NUMBER                  PAID-IN     TRANSLATION
                              OF SHARES    AMOUNT       CAPITAL     ADJUSTMENT    DEFICIT       TOTAL
                                  #          $              $            $           $            $

Balance March 31,1996              10         10             -             -          -            10
Issuance of common stock
  -for shares and mortgage
   receivable               4,999,990        490       168,699             -          -       169,189
  -for cash                 1,000,000        100        20,257             -          -        20,357
Unrealized exchange loss            -          -             -          (585)         -          (585)
Loss for the year                   -          -             -             -    (83,531)      (83,531)
Balance, March 31,1997      6,000,000        600       188,956          (585)   (83,531)      105,440
Issuance of common stock      137,600         14       214,276             -          -       214,290
Common stock to be issued                                                             -             -
Unrealized exchange loss            -          -             -        5,438                     5,438
Loss for the 9 months ended         -          -             -            -     (141,431)    (141,431)
Balance, December 31, 1997   6,137,600       614       403,232        4,853     (224,962)     183,737
Issuance of common stock        20,550         2        32,587            -            -       32,589
Common stock to be issued            -       500             -            -            -       21,050
Unrealized exchange loss             -         -             -        1,465            -        1,465
Loss for the 3 months ended          -         -             -            -     (172,872)    (172,872)
Balance, March 31,1998        6,158,150    1,116       435,819        6,318     (397,834)      65,969
Issuance of common stock        936,344       90       949,698            -            -      949,788
Unrealized exchange loss              -        -             -      (61,648)           -      (61,648)
Loss for the 9 months ended           -        -             -            -   (1,105,493)  (1,105,493)
Balance, December 31, 1998    7,094,494    1,206     1,385,517      (55,330)  (1,503,328)    (151,385)


                                Americlean, Inc.

                         CONSOLIDATED STATEMENTS OF LOSS
                             AND COMPREHENSIVE LOSS

For 9 months ended December 31, 1998 and 1997
                                             Unaudited - Prepared by Management

                                                   1998               1997
                                                      $                 $


Other income                                         485                 -
                                                     485                 -

Administrative expenses (note 4)

Advertising                                       238,214            19,753
Bank charges and interest                           1,189             4,608
Consulting fees                                   136,423            10,501
Investor relations                                                  391,658
                         -
Office and other                                   62,377            10,364
Professional fees                                  92,897            20,563
Rent                                               50,285             7,054
Research and development                           16,273                 -
Telephone                                          13,705             9,749
Travel                                             91,569             7,355
Utilities                                           1,697             6,578
Wages and benefits                                  3,049            44,908
Foreign exchange gain/loss                          6,640                 -
                                                1,105,978           141,431

Loss for the period                            (1,105,493)         (141,431)

Other comprehensive income:
  Translation adjustment                          (61,648)            5,438
Comprehensive loss for the period              (1,167,141)         (135,993)

Basic and diluted loss per share [note 3 [c]]        0.16              0.02

                                Americlean, Inc.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

For 9 months ended December 31, 1998 and 1997
                                             Unaudited - Prepared by Management

                                                      1998              1997
                                                        $                 $


OPERATING ACTIVITIES
Operating loss for the period                       (1,105,493)       (141,431)
Adjustments to reconcile net loss to net cash
  used in operating activities:
Changes in non-cash working capital:
  Accounts receivable                                  771,748          (2,112)
  Mortgage receivable                                        -           8,395
  Prepaid expenses                                           -         (18,177)
  Accounts payable                                    (762,545)        (24,815)
Net cash used in opertating activities              (1,096,290)       (178,140)


INVESTING ACTIVITIES
Acquisition of property and equipment                  (41,340)         (5,691)
Net cash used in investing activities                  (41,340)         (5,691)

FINANCING ACTIVITIES
Proceeds from stock issuance                           949,698         214,276
Share subscriptions received                                90              14
Advances from (to) related parties                     128,518         (29,994
Advances from (to) affiliated company                   (1,284)         (3,983)
Net cash provided by financing activities            1,077,022         180,312

Effect of exchange rate changes on cash                (61,648)          5,439

Net increase (decrease) in cash during the
   period                                             (122,255)          1,920
Cash, beginning of the period                          115,879               -

Cash (bank indebtedness), end of the period        $    (6,376)        $ 1,920

Americlean, Inc.


                              NOTES TO CONSOLIDATED
                              FINANCIAL STATEMENTS

December 31, 1998 and 1997


1.  FINANCING OF OPERATIONS

The Company is in the business of selling laundry and dry cleaning supplies and equipment to customers in North America. To date, the Company has financed its cash requirements primarily from share issuances and loans from related parties The Company's ability to realize the carrying value of its assets is dependent on successfully establishing its business and achieving future profitable operations, the outcome of which cannot be predicted at this time. It will be necessary for the Company to continue to raise additional funds until it is able to achieve profitable operations.

2.  PROPERTY AND EQUIPMENT
                                                                   Net
                                                 Accumulated      Book
                                    Cost         depreciation     Value
                                      $                 $            $

December 31, 1998
Office furniture and equipment      53,874           2,565        51,309
                                    53,874           2,565        51,309

December 31, 1997
Office furniture and equipment      12,365               -        12,365
                                    12,365               -        12,365

3.  SHARE STOCK

[a]  Authorized

   Holders of the Common Stock are entitled to one vote per share and to share equally in any dividends declared and in distributions in liquidation.

3.  SHARE STOCK (cont'd.)

[b] Issued
                                                Number
                                                of Shares            $

   Common stock
   AWCL shares March 31, 1996                        10              10
   Shares issued in reorganization            4,999,990         169,189
   Shares issued for cash                     1,000,000          20,357
   Total common stock, March 31, 1997         6,000,000         189,556
   Shares issued for cash, net of share issue
   costs of $14,340                             158,150         246,879
   Total common stock, March 31, 1998         6,158,150         436,935
   Shares issued for cash                       936,344         949,788
   Total common stock, December 31,1998       7,094,494       1,386,723


[c] Basic and diluted loss per share for the years ended December 31, 1998 and December 31, 1997 are based on the following:

                                                   1998           1997
                                                     $              $

Loss for the year                               1,105,493        141,431
Weighted average number of common shares used
in computation                                  6,831,114      6,127,165
Basic and diluted loss per share                     0.16            .02


4.  RELATED PARTY TRANSACTIONS

   [a] The amounts due to and from related parties are without interest or stated terms of repayment.

   [b]During the period  ended  December  31,  1998,  the  Company was charged $
      124,123 (1997 - $ 6,612 ) for consulting, rent and other management and administrative services provided by a company controlled by a director.

5.  CONTINGENCIES

   [a]The Company is named as a defendant under a lawsuit launched by the estate of a former employee. The plaintiff has claimed $500,000 and 87,500 free trading shares of the Company for settlement of this action. Management believes that the ultimate resolution of this action will not have a material adverse effect on the Company's financial condition or results of operations. The Company's solicitors have indicated that the Company has a meritorious defense to this claim.

   [b]The Company may, from time to time, be subject to claims and legal proceedings brought against them in the normal course of business. Such matters are subject to many uncertainties. Management believes that adequate provisions have been made in the accounts where required and the ultimate resolution of such contingencies will not have a material adverse effect on the financial position of the Company.

6.  SUBSEQUENT EVENTS

   [a]Effective January 7, 1999, the Company consolidated its common shares on a one new for four old basis.

   [b]The Company issued( on a post consolidation basis):  161,447 common shares in connection with the acquisition of Boggs and Company Inc.(Boggs) and JKG Group Inc.(JKG), 75,000 common shares for cash of $75,000, 206,507 common shares for settlement of loans payable to related parties of $206,507 plus an additional 206,507

6.  SUBSEQUENT EVENTS (cont'd.)

      common shares for nominal consideration and 3,000,000 common shares to related parties for services rendered for nominal consideration.

   [c]The  Company  established  two stock  option  plans ( an  incentive  stock option plan and a non-qualified stock option plan) for which 500,000 common shares were reserved for issuance. Options were granted to acquire 174,500 common shares at prices ranging from $3.25 to $4.00 and expiring from April 29,2000 to March 3, 2004.

   [d]The Company acquired the assets and liabilities of Boggs and JKG for $100,000 cash plus common shares at a value of $500,000.

   [e]The Company  acquired 100% of the  outstanding  common shares of Universal
      EnviroClean Systems, Inc for $180,000 cash.

   [f]The  Company  designated  600  preferred  shares as  Series A  Convertible
      Preferred Stock and subsequently issued 600 Series A Convertible Preferred Stock for cash of $600,000. The preferred shares may be repurchased by the Company at any time for $1,200 per share and will be converted into common shares six months after the date of issue or any time prior to that date at the option of the holder. The preferred shares will also be converted thirty days after the effective date of a registration statement covering the common shares to be issued on conversion. The conversion rate is that number of common shares equal to $1,000 divided by 75% of the average market price of the Company's common shares for the five days immediately prior to the conversion date. In connection with the issue of the preferred shares, the Company paid the agent a commission of $42,000 and granted the agent warrants to acquire, until February 22, 2000, 42,000 common shares for no additional consideration at the same conversion rate as the preferred shareholders noted above.

   [g]The Company entered into an agreement for investor relations services for which the fee will be $5,000 per month until July, 1999. In addition, the Company granted the service provider an option to acquire 100,000 common shares at $2 per share until January, 2003 and agreed to grant on July 15, 1999 an option to acquire an additional 100,000 common shares on the same terms.

                              Boggs & Company, Inc.
                                       and
                                 JKG Group, Inc.

                          Combined Financial Statements
                                   Years Ended
                           September 30, 1998 and 1997
                                  together with
                          Independent Auditors' Report

Boggs & Company, Inc. and JKG Group, Inc.

Table of Contents


Independent Auditors' Report                                              3

Combined Financial Statements:

   Balance Sheets                                                         4

   Statements of Operations and Retained Earnings (Deficit)               5

   Statements of Cash Flows                                               6

   Summary of Significant Accounting Policies                           7-8

   Notes to Financial Statements                                       9-15

Independent Auditors' Report


Board of Directors and Shareholders
Boggs & Company, Inc. and JKG Group, Inc.
Charlotte, North Carolina


We have audited the accompanying combined balance sheets of Boggs & Company, Inc. (a North Carolina corporation) and JKG Group, Inc. (a Florida corporation) as of September 30, 1998 and 1997, and the related combined statements of operations and retained earnings, and cash flows for the respective years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boggs & Company, Inc. and JKG Group, Inc. as of September 30, 1998 and 1997, and the results of their combined operations and their combined cash flows for the years then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Companies will continue as going concerns. As discussed in Note 11 to the financial statements, the Companies have suffered recurring losses from operations, and have both negative working capital and a net capital deficiency that raise substantial doubt about their ability to continue as going concerns. Management's plan in regard to these matters is also described in Note 11. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


December 16, 1998

Boggs & Company, Inc. and JKG Group, Inc.

Combined Balance Sheets


September 30,                                             1998           1997


Assets

Current:
 Cash                                                 $   70,048  $    16,772
   Accounts and note receivable, less allowance for
     doubtful accounts of $263,000 and $138,000,
     respectively (Note 3)                             1,874,173    1,871,607
Inventories (Note 3)                                   1,802,230    2,260,845
     Due from related party (Note 12)                         --       71,816
  Other                                                   41,026       50,956

Total current assets                                   3,787,477    4,271,996

Property and equipment (Notes 4 and 5):
     Machinery and equipment                             277,451      260,830
     Transportation equipment                            137,776      137,776
     Furniture and fixtures                               33,422       33,422
     Leasehold improvements                              137,926      137,926
     Assets under capital lease                          102,435      102,435

                                                         689,010      672,389
     Less accumulated depreciation and amortization                   417,305
327,038

Net property and equipment                               271,705      345,351

Intangible asset (Note 2)                                 44,633       57,385
                                                    --------------------------

                                                       $4,103,815  $4,674,732

September 30,                                             1998         1997

Liabilities and Shareholders' Equity (Deficit)

Current liabilities:
     Checks issued against future deposits             $      --   $  315,769
     Notes payable to financial institution (Note 3)                1,782,122
1,934,860
     Accounts payable                                   2,345,765   1,928,338
     Accrued expenses                                     146,688      65,253
     Due to related party (Note 12)                        71,390          --
     Current maturities of long-term debt (Note 4)         48,400      78,330
     Current obligations under capitalized leases
     (Note 5)                                              18,776      17,644

Total current liabilities                               4,413,141   4,340,194

Long-term debt, less current maturities (Note 4)          117,665     151,201

Obligations under capitalized leases,
  less current obligations (Note 5)                        30,430      50,794

Total liabilities                                       4,561,236   4,542,189

Commitments and contingencies (Notes 7 and 11)

Shareholders' equity (deficit):
     Common stock (Note 9)                                 76,200      76,200
     Additional paid-in capital                            21,262      21,262
     Retained earnings (deficit)                         (554,883)     35,081

Total shareholders' equity (deficit)                     (457,421)    132,543

                                                       $4,103,815  $4,674,732


See accompanying summary of significant accounting policies and notes to combined financial statements.

                                   4 (cont'd)

Boggs & Company, Inc. and JKG Group, Inc.

Combined Statements of Operations and Retained Earnings (Deficit)

Year Ended September 30,                                   1998           1997

Sales                                                $ 13,926,182   $15,094,518

Cost of products sold                                  10,306,873    11,664,193

Gross margin                                            3,619,309     3,430,325

Selling, general and administrative expenses            4,008,913     3,716,091

Operating loss                                           (389,604)    (285,766)

Nonoperating expense (income):
     Interest expense                                     264,802      225,728
     Interest income                                      (54,846)     (78,814)
     Other items                                           (9,596)          --
     Unusual items (Note 10)                                   --      131,705

Total nonoperating expense                                200,360      278,619

Loss before income taxes                                 (589,964)    (564,385)

Income tax expense (Note 6)                                    --       31,267

Net loss                                                 (589,964)    (595,652)

Retained earnings, beginning of year                       35,081      630,733

Retained earnings (deficit), end of year              $  (554,883)$     35,081




See accompanying summary of significant accounting policies and notes to combined financial statements.

Boggs & Company, Inc. and JKG Group, Inc.

Statements of Cash Flows


Year Ended September 30,                                  1998           1997

Cash flows from operating activities:
   Net loss                                           $  (589,964) $ (595,652)
   Adjustments of net loss to net cash
     provided by operating activities:
      Depreciation and amortization                       103,019      78,302
      Deferred income tax provision                            --      31,267
      Provision for allowance for doubtful accounts       125,000      76,000
      Gain on the sale of fixed assets                         --       3,657
   (Increase) decrease in:
      Accounts and notes receivable                      (127,566)     (2,733)
      Inventories                                         458,615    (172,473)
      Other current assets                                  9,930      15,578
   Increase (decrease) in:
      Checks issued against future deposits              (315,769)    (54,482)
      Accounts payable                                    417,427     503,536
      Accrued expenses                                     81,435      46,378

Net cash used in operating activities                     162,127     (70,622)
Cash flows from investing activities:
     Purchases of property and equipment                  (16,621)    (49,434)
     Proceeds from sale of property and equipment              --       7,875
   Net cash paid for acquired business and
     intangible asset (Note 13)                                --    (207,240)
     Loans (to) from related party                        143,206     (71,816)

Net cash used in investing activities                     126,585    (320,615)

Cash flows from financing activities:
     Net proceeds (payments) on notes payable to
      financial institution                              (152,738)    448,093
     Payments on long-term debt                           (63,466)    (31,225)
     Payments on capital leases                           (19,232)    (19,633)

Net cash provided by financing activities                (235,436)    397,235

Net increase in cash                                       53,276       5,998

Cash, beginning of year                                    16,772      10,774

Cash, end of year                                      $   70,048      16,772


See accompanying summary of significant accounting policies and notes to combined financial statements.

Boggs & Company, Inc. and JKG Group, Inc.

Summary of Significant Accounting Policies


Business and Credit
Concentration           Boggs & Company,  Inc. and JKG Group, Inc.
                        (the  Company) sell supplies and equipment
                        to  entities  engaged in  laundry  and dry
                        cleaning  activities and install,  service
                        and   repair   equipment   used  in  these
                        activities.

                        One of the Company's major suppliers accounts for 10-15 percent of purchases.

                        The Company's customers are concentrated in the southeastern region of the United States. No single customer accounted for a significant portion of the Company's sales or accounts receivable as of September 30, 1998 or 1997. The Company reviews a customer's credit history before extending credit. An allowance for doubtful accounts is established based upon factors surrounding the credit risk of specific customers, historical trends and other information. To reduce credit risk, the Company generally requires a down payment on large equipment orders.

Inventories             Inventories     are    valued    at    the
                        lower-of-cost   or   market,   cost  being
                        determined  on  the  first-in,   first-out
                        (FIFO) method.

Property and Equipment
and                     Depreciation  Property and equipment are stated at cost.
                        Depreciation for financial statements and income tax purposes is principally computed using accelerated methods over the estimated useful life of the respective assets.

Income Taxes            Income  taxes  are  calculated  using  the
                        liability  method  specified  by Statement
                        of  Financial   Accounting  Standards  No.
                        109, "Accounting for Income Taxes."

Estimates               The  preparation  of financial  statements
                        in  conformity  with  generally   accepted
                        accounting  principles requires management
                        to make  estimates  and  assumptions  that
                        affect the reported  amounts of assets and
                        liabilities  and  disclosure of contingent
                        assets and  liabilities at the date of the
                        financial   statements  and  the  reported
                        amounts of revenues  and  expenses  during
                        the  reported   period.   Actual   results
                        could differ from those estimates.

Advertising             Cost    incurred   for    producing    and
                        communicating   advertising  are  expensed
                        when incurred.

Principles of
Combination             In December 1996, JKG Group, Inc. was formed for the
                        purpose of acquiring the operations of Cleaners
                        Equipment Corporation (a Florida corporation) located in
                        St. Petersburg, Florida.  The acquisition was effective
                        March 31, 1997 as more fully described in Note 1.

                        Although, JKG Group, Inc.'s ownership is different than Boggs & Company, Inc., 70% of the ownership is the same as Boggs & Company, Inc. and the Companies are controlled by the same management.

Boggs & Company, Inc. and JKG Group, Inc.

Notes to Combined Financial Statements




1.  Business Acquisition  Effective March 31, 1997, JKG Group,  Inc.
                          purchased   the   operations  of  Cleaners
                          Equipment   Corporation  (the  "Business")
                          located in St.  Petersburg,  Florida.  The
                          Business   was  engaged  in  the  sale  of
                          laundry  and dry  cleaning  equipment  and
                          installed,     serviced    and    repaired
                          equipment used in those activities.

                        The purchase price included $143,479 of cash, interest bearing notes (Note 4) totaling $221,977, and $63,761 of expenses incurred in connection with the acquisition.

                        The acquisition has been accounted for by the purchase method of accounting, and accordingly, the purchase price has been allocated to assets acquired based on the estimated fair values at the date of acquisition. In addition, the results of operations of the business are included in the financial statements since the date of acquisition. The estimated fair values of assets acquired are summarized as follows:

                        Fixed assets                              $  78,498
                        Inventories                                $286,958

                        Funds for payment of the purchase price were obtained through loans from Boggs & Company, Inc., borrowings under the revolving credit agreement (Note 3), issuance of debt to a related party and an assumption of debt.

2. Intangible Asset Intangible asset is summarized as follows:

     September 30,                                           1998        1997

     Excess of acquisition costs over fair
      value of net assets acquired                      $  63,761   $  63,761

     Accumulated amortization                             (19,128)     (6,376)
                                                        $  44,633    $ 57,385

3. Notes Payable to
Financial Institution    The  Companies  have   revolving   credit
                        agreements  with a  financial  institution
                        through  May  1998  and  continuing  on  a
                        year-to-year    basis   thereafter.    The
                        agreements  may be  terminated  by  either
                        party  by  giving   proper   notification.
                        Advances under these arrangements bear interest at the financial institution's prime rate (8.25 percent at September 30, 1998) plus 2.0 percent, but not less than 8 percent.

     Borrowings may not exceed $3,000,000 and are limited to a percentage of qualified accounts receivable and inventories. The agreements require a minimum loan balance of $600,000. These agreements are collateralized by accounts receivable and inventories. Each of the Companies' 20% or more shareholders have personally guaranteed up to $250,000 of the advances.

4. Long-Term Debt Long-term debt is as follows:

                        September 30,                        1998         1997

                        Notes payable to financial
                        institutions,  due in various
                        monthly  installments through
                        December 1999, including
                        interest ranging from 8.8% to
                        11.5%                            $  17,327   $  55,340

                        Notes payable to related party,
                        due in various  monthly
                        installments through March 2002
                        including interest at 8%(Note 1)   148,738     174,191

                        Current maturities                (48,400)    (78,330)

                                                        $ 117,665   $ 151,201

            Equipment and vehicles with a net book value of $64,000 are pledged as collateral on the above notes payable. In addition, the notes payable to related party is collateralized by certain accounts receivable and inventories; and is subordinated to the revolving credit agreement (Note 3).

                        The aggregate annual maturities of long-term debt are as follows:

                        September 30,

                        1999                                       $   48,400
                        2000                                           37,376
                        2001                                           38,544
                        2002                                           41,745
                        Total                                         166,065

5. Lease Obligations    The  Companies  lease  certain real estate
                        and  automotive  equipment  used in  their
                        operations.    The    automotive    leases
                        include   provisions   for  operating  and
                        maintenance expenses to be provided by the lessor. In addition, the automotive leases contain provisions for contingent rental payments based on miles traveled.

                        The  Companies  lease their  Charlotte and
                        St.   Petersburg    offices   from   their
                        shareholders.  The  leases  are  accounted
                        for  as  operating  leases.   The  Company
                        rents   the   Charlotte   facility   on  a
                        month-to-month  basis for  $4,700 a month;
                        and  rents  the  St.  Petersburg  facility
                        under  a  lease  agreement  for  $3,500  a
                        month.    The     St. Petersburg     lease
                        agreement's     initial    term    expires
                        March 31,  2002,  with two 10 year renewal
                        options.   The  leases   provide  for  the
                        payment of real estate taxes and other related expenses.

                        Certain transportation, office, and computer equipment are leased under capital leases with imputed interest rates varying from 9 percent to 11 percent.

                        Future minimum rental payments under non-cancelable leases at September 30, 1998, are as follows:

                        Fiscal Year Ending           Operating     Capitalized
                                                      Leases           Leases

                        1999                       $ 148,158         $ 22,744
                        2000                         147,275           19,778
                        2001                         136,366           13,098
                        2002                         100,783              300
                        2003                          74,200               --
                        Thereafter                    62,300               --

                        Total                      $ 669,082           55,920

                        Less imputed interest                           6,714
                        Obligations under capitalized
                            leases                                  $  49,206

                        Rental expenses relating to the above operating leases (including related parties) for the years ended September 30, 1998 and 1997, approximated $273,000 and $256,000, respectively.

Boggs & Company, Inc. and JKG Group, Inc.

Notes to Combined Financial Statements




6.Income Taxes          Income tax  expense,  in the  statement of operations,
                        is made up of the following components:

   Year Ended September 30,                                  1998        1997

                        Current                          $    --     $    --
                        Deferred                                      31,267
                                                         $    --    $ 31,267

                        The  differences  between  book and  taxable  income are
                        generated   principally   from  bad  debt  reserves  and
                        inventory costs.

                        Deferred tax assets are comprised of the following:

                        September 30,                        1998        1997

                        Inventory costs                     9,000       9,000
                        Bad debt reserves                  67,000      31,000
                        Loss carry forwards               361,000     160,000

                        Gross deferred tax assets         437,000     200,000
                        Deferred tax assets valuation
                            allowance                    (437,000)   (200,000)
                                                      $        -    $      --

                        The changes in the valuation allowance for deferred tax assets were due to the substantial losses incurred in 1998 and 1997. Approximately $1,000,000 of Boggs & Company, Inc.'s loss carry-forwards remain at September 30, 1998. Their use is limited to future taxable earnings of Boggs & Company, Inc. The carry-forwards expire in varying amounts through 2013.

                        JKG Group,  Inc.  has  elected to be taxed
                        under   Subchapter   S  of  the   Internal
                        Revenue Code. Accordingly, 1998 and 1997 operations of the Company, were reported to the shareholders who are responsible for payment of taxes, as applicable.

7. Commitments and
   Contingencies        In   October   1990,   the   Division   of
                        Environmental   Management  (DEM)  of  the
                        North Carolina  Department of Environment,
                        Health  and  Natural  Resources  issued  a
                        Notice of Violation  to the  Company.  The
                        notice   identified   the   Company  as  a
                        potentially  responsible party,  following
                        DEM's earlier  inspection of the Charlotte
                        facilities,   which  are   leased  by  the
                        Company   from   its   shareholders.   The
                        Company   responded   to  the  notice  and
                        retained    consultants   to   conduct   a
                        preliminary  assessment  of the  soil  and
                        groundwater.   The   preliminary   results
                        were  presented  to  DEM at a  meeting  in
                        December   1990   and   based   on   these
                        preliminary  findings,  a second Notice of
                        Violation  was issued by DEM.  The Company
                        has  undertaken  soil  remediation  but  a
                        full ground water  assessment has not been
                        completed.  As of December  1998, no fines
                        or  penalties  have been  assessed by DEM,
                        and the  Company  has  complied  with  all
                        violation  notices.  Neither  the  Company
                        nor its  consultants  are able to estimate
                        either  the  necessity  or  costs  of  any
                        further  remediation   efforts.   Since  a
                        full  site  assessment  study has not been
                        completed,   management   is   unable   to
                        determine    the    Company's     ultimate
                        liability, if any.

                        The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.

8. Profit Sharing Plan  The  Company  maintains  a profit sharing  plan for all eligible employees. The plan qualifies under Internal Revenue Code Section 401(k). Contributions by the Company are discretionary.

                        Contributions in the amounts of $7,200 and $0 were made during the fiscal years ended September 30, 1998 and 1997, respectfully.

9.                      Common Stock Boggs & Company,  Inc. and JKG Group,  Inc.
                        are related through substantially common ownership. The common stock accounts consists of the following:

                        Boggs & Company, Inc.
                        $100 par value;
                             5,000 shares authorized;
                             762 shares issued and
                                 outstanding                      $  76,200

                        JKG Group, Inc.
                          $1 par value;
                             1,000 shares authorized;
                             1,000 shares issued and
                                 outstanding                          1,000

                        Amount receivable from shareholders
                           of JKG Group, Inc. for purchase of
                           issued shares(1,000)                      76,200

10.Unusual items        During the year ended September 30, 1997, Boggs &
                        Company, Inc. recorded
                        unusual expenses of $113,705, before
                        taxes. This is presented separately as a component of non-operating expense in the Combined Statement of Operations. The charges related to $115,985 incurred in connection with settlement of litigation surrounding a non-compete claim by a competitor; and, $15,720 incurred in connection with settlement of litigation filed by neighboring property owners in connection with alleged contamination of their soil by chemicals previously sold by Boggs & Company, Inc.

11.Liquidit             The accompanying combined financial statements have been
                        prepared assuming that the Companies will continue as going concerns. The Companies have experienced significant losses in 1998 and 1997 and show negative working capital and negative net worth as of September 30, 1998. Such matters raise substantial doubt about the Companies' ability to continue as going concerns. Subsequent to September 1998, the Companies entered into negotiations with a publically held company to dispose of all assets and liabilities.

                        The accompanying financial statements do not include any adjustments relating to the reasonability and classification of reported asset amounts or the amounts and classification of liabilities that might be necessary should the Companies be unable to continue as a going concern.

12. Due from/to
   Related Party The due from/to related party reflects amounts advanced from/to a minority shareholder of JKG Group, Inc. Such amount bears no interest and there are no written repayment terms.

13.Supplemental Cash    Year Ended September 30,        1998        1997
   Flow Information      Interest paid               $ 267,091     214,819

                        Non-cash investing and financing activity:

                        Cash flow information related to the 1997 business acquisition discussed in Note 1 is as follows:

                        Fair value of current assets acquired       $286,958
                        Fair value of non-current assets
                          acquired, excluding intangible
                          assets                                      78,498
                        Intangible assets                             63,761
                        Liabilities assumed and created             (221,977)

                        Net cash paid for acquired business and
                          intangible asset                          $207,240


                        Capital lease obligations of $64,855 were incurred in 1997 when the Companies entered into leases for new equipment.

14.Reclassifications   Certain   1997   items   have   been  reclassified to
                       conform with 1998 presentation.

                      Boggs & Company, Inc.
                               and
                         JKG Group, Inc.

                  Combined Financial Statements
                        Three Months Ended
                    December 31, 1998 and 1997
                          together with
           Independent Accountants' Compilation Report

Boggs & Company, Inc. and JKG Group, Inc.

Table of Contents



Independent Accountants' Compilation Report                               3


Combined Financial Statements:

   Balance Sheets                                                         4

   Statements of Operations and Retained Earnings (Deficit)               5

   Statements of Cash Flows                                               6

   Summary of Significant Accounting Policies                           7-8

   Notes to Financial Statements                                       9-15

Independent Accountants' Compilation Report


Board of Directors and Shareholders
Boggs & Company, Inc. and JKG Group, Inc.
Charlotte, North Carolina

We have compiled the accompanying combined balance sheets of Boggs & Company, Inc. (a North Carolina corporation) and JKG Group, Inc. (a Florida corporation) as of December 31, 1998 and 1997, and the related statements of operations and retained earnings (deficit) and cash flows for the respective three months then ended, in accordance with the Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

The accompanying financial statements have been prepared assuming that the Companies will continue as going concerns. As discussed in Note 10 to the financial statements, the Companies have suffered recurring losses from operations, and have both negative working capital and a net capital deficiency that raise substantial doubt about their ability to continue as going concerns. Management's plan in regard to these matters is also described in Note 10. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

[GRAPHIC OMITTED]

January 23, 1999

Boggs & Company, Inc. and JKG Group, Inc.

Combined Balance Sheets


December 31,                                                1998          1997

Assets
Current:
   Cash                                                   $ 37,553   $   13,313
   Accounts and note receivable, less allowance for
     doubtful accounts of $274,000 and $261,000,
     respectively (Note 3)                               1,560,696    2,004,349
   Inventories (Note 3)                                  1,902,210    2,136,269
   Due from related party (Note 11)                              -       71,816
   Other                                                    79,410       52,785

Total current assets                                     3,579,869    4,278,532

Property and equipment (Notes 4 and 5):
   Machinery and equipment                                 277,451      266,290
   Transportation equipment                                137,776      137,776
   Furniture and fixtures                                   33,422       33,554
   Leasehold improvements                                  137,926      137,926
   Assets under capital lease                              102,435      102,435

                                                           689,010      677,981
   Less accumulated depreciation and amortization          438,912      357,679

Net property and equipment                                 250,098      320,302

Intangible asset (Note 2)                                   41,444       54,197



                                                    $    3,871,411    4,653,031

Boggs & Company, Inc. and JKG Group, Inc.

Combined Statements of Operations and Retained Earnings (Deficit)

Three Months Ended December 31,                            1998          1997

Sales                                               $  3,084,570   $  3,424,617

Cost of products sold                                  2,296,003      2,625,416

Gross margin                                             788,567        799,201

Selling, general and administrative expenses             857,801      1,020,803

Operating loss                                           (69,234)      (221,602)

Nonoperating expense (income):
   Interest expense                                       54,097         70,174
   Interest income                                       (15,886)       (23,227)
   Other items                                            (1,885)             -

Total nonoperating expense                                36,326         46,947

Loss before income taxes                                (105,560)      (268,549)

Income tax expense (Note 6)                                    -              -

Net loss                                                (105,560)      (268,549)

Retained earnings (deficit), beginning of period        (554,883)        35,081

Retained earnings (deficit), end of period              (660,443)$     (233,468)

Boggs & Company, Inc. and JKG Group, Inc.

Statements of Cash Flows

Three Months Ended December 31,                           1998           1997

Cash flows from operating activities:
   Net loss                                         $   (105,560)  $  (268,549)
   Adjustments of net loss to net cash
     provided by operating activities:
      Depreciation and amortization                       24,796        33,829
      Provision for allowance for doubtful accounts                     11,000
123,000
   (Increase) decrease in:
      Accounts and notes receivable                      302,477      (255,742)
      Inventories                                        (99,980)      124,576
      Other current assets                               (38,384)       (1,829)
   Increase (decrease) in:
      Checks issued against future deposits               81,445        16,278
      Accounts payable                                    33,568       255,155
      Accrued expenses                                   (40,532)       29,541

Net cash provided by operating activities                168,830        56,259

Cash flows used in investing activities:
   Purchases of property and equipment                         -        (5,592)

Cash flows from financing activities:
   Net payments on notes payable to
   financial institution                                (192,412)      (16,490)
   Payments on long-term debt                             (5,937)      (31,825)
   Payments on capital leases                             (2,976)       (5,811)

Net cash used in financing activities                   (201,325)      (54,126)

Net decrease in cash                                     (32,495)       (3,459)

Cash, beginning of period                                 70,048        16,772

Cash, end of period                                  $    37,553     $  13,313


See accompanying independent accountants' compilation report.

Boggs & Company, Inc. and JKG Group, Inc.

Summary of Significant Accounting Policies


Business and Credit
Concentration           Boggs  &  Company,  Inc.  and  JKG  Group,  Inc.  (the
                        Company) sell supplies and equipment to entities engaged in laundry and dry cleaning activities and install, service and repair equipment used in these activities.

                        One of the Company's major suppliers accounts for 10-15 percent of purchases.

                        The Company's customers are concentrated in the southeastern region of the United States. No single customer accounted for a significant portion of the Company's sales or accounts receivable as of December 31, 1998 or 1997. The Company reviews a customer's credit history before extending credit. An allowance for doubtful accounts is established based upon factors surrounding the credit risk of specific customers, historical trends and other information. To reduce credit risk, the Company generally requires a down payment on large equipment orders.

Inventories             Inventories  are  valued  at  the   lower-of-cost   or
                        market,   cost  being   determined  on  the  first-in,
                        first-out (FIFO) method.

Property and Equipment
and                     Depreciation  Property and equipment are stated at cost.
                        Depreciation for financial statements and income tax purposes is principally computed using accelerated methods over the estimated useful life of the respective assets.

Income Taxes            Income  taxes  are  calculated   using  the  liability
                        method specified by Statement of Financial  Accounting
                        Standards No. 109, "Accounting for Income Taxes."

Estimates               The preparation of financial  statements in conformity
                        with   generally   accepted   accounting    principles
                        requires  management to make estimates and assumptions
                        that  affect  the  reported   amounts  of  assets  and
                        liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Advertising             Cost   incurred   for   producing   and    communicating
                        advertising are expensed when incurred.

Principles of
 Combination            In December 1996, JKG Group, Inc. was formed for the
                        purpose of acquiring the operations
                        of Cleaners Equipment Corporation (a Florida corporation) located in St. Petersburg, Florida. The acquisition was effective March 31, 1997 as more fully described in Note 1.

                        Although, JKG Group, Inc.'s ownership is different than Boggs & Company, Inc., 70% of the ownership is the same as Boggs & Company, Inc. and the Companies are controlled by the same management.

Boggs & Company, Inc. and JKG Group, Inc.

Notes to Combined Financial Statements




1 Business Acquisition  Effective  March  31,  1997,  JKG
                        Group, Inc. purchased the operations of Cleaners Equipment Corporation (the "Business") located in St. Petersburg, Florida. The Business was engaged in the sale of laundry and dry cleaning equipment and installed, serviced and repaired equipment used in those activities.

                        The purchase price included $143,479 of cash, interest bearing notes (Note 4) totaling $221,977, and $63,761 of expenses incurred in connection with the acquisition.

                        The acquisition has been accounted for by the purchase method of accounting, and accordingly, the purchase price has been allocated to assets acquired based on the estimated fair values at the date of acquisition. In addition, the results of operations of the business are included in the financial statements since the date of acquisition. The estimated fair values of assets acquired are summarized as follows:

                        Fixed assets                            $    78,498
                        Inventories                             $   286,958

                        Funds for payment of the purchase price were obtained through loans from Boggs & Company, Inc., borrowings under the revolving credit agreement (Note 3), issuance of debt to a related party and an assumption of debt.

2. Intangible Asset     Intangible asset is summarized as follows:

                        December 31,                            1998      1997

                        Excess of acquisition costs over
                         fair value of net assets acquired   $ 63,761  $ 63,761

                        Accumulated amortization              (22,317)   (9,564)
                                                             $ 41,444  $ 54,197
3. Notes Payable to
   Financial            Institution   The  Companies   have   revolving   credit
                        agreements with a financial institution through May 1999 and continuing on a year-to-year basis thereafter. The agreements may be terminated by either party by giving proper notification. Advances under these arrangements bear interest at the financial institution's prime rate
                        (7.75 percent at December 31, 1998) plus 2.0 percent, but not less than 8 percent.

                        Borrowings may not exceed $3,000,000 and are limited to a percentage of qualified accounts receivable and inventories. The agreements require a minimum loan balance of $600,000. These agreements are collateralized by accounts receivable and inventories. Each of the Companies' 20% or more shareholders have personally guaranteed up to $250,000 of the advances.

4. Long-Term Debt Long-term debt is as follows:

                        December 31,                        1998       1997

                        Notes payable to financial
                           institutions, due in various
                           monthly installments through
                            December 1999, including
                           interest ranging from 8.8% to
                           11.5%                         $  11,390   $ 41,154

                        Notes payable to related party, due
                           in various monthly installments
                           through March 2002 including
                           interest at 8% (Note 1)         148,738    156,552

                        Current maturities                 (48,400)
                        (78,330)

                                                         $ 111,728  $ 119,376

                        Equipment and vehicles with a net book value of $64,000 are pledged as collateral on the above notes payable. In addition, the notes payable to related party is collateralized by certain accounts receivable and inventories; and is subordinated to the revolving credit agreement (Note 3).

                        The aggregate annual maturities of long-term debt are as follows:

                        December 31,

                        1999                                    $   48,400
                        2000                                        37,376
                        2001                                        38,544
                        2002                                        35,808
                        Total                                    $ 160,128

5.Lease  Obligations    The  Companies  lease  certain  real
                        estate   and   automotive   equipment   used  in   their
                        operations. The automotive leases include provisions for operating and maintenance expenses to be provided by the lessor. In addition, the automotive leases contain provisions for contingent rental payments based on miles traveled.

                        The Companies lease their Charlotte and St. Petersburg offices from their shareholders. The leases are accounted for as operating leases. The Company rents the Charlotte facility on a month-to-month basis for $4,700 a month; and rents the St. Petersburg facility under a lease agreement for $3,500 a month. The St. Petersburg lease agreement's initial term expires March 31, 2002, with two 10 year renewal options. The leases provide for the payment of real estate taxes and other related expenses.

                        Certain transportation, office, and computer equipment are leased under capital leases with imputed interest rates varying from 9 percent to 11 percent.

                        Future minimum rental payments under non-cancelable leases at December 31, 1998, are as follows:

                        Calendar Year Ending       Operating       Capitalized
                                                     Leases          Leases

                        1999                       $ 148,158      $  22,744
                        2000                         147,275         17,582
                        2001                         136,366          9,909
                        2002                         100,783             --
                        2003                          74,200             --
                        Thereafter                    62,300             --

                        Total                     $  669,082         50,235

                        Less imputed interest                         4,005

                        Obligations under capitalized
                           leases                                 $  46,230

                        Rental expenses relating to the above operating leases (including related parties) for the three months ended December 31, 1998 and 1997, approximated $68,000 and $67,000, respectively.

Boggs & Company, Inc. and JKG Group, Inc.

Notes to Combined Financial Statements




6. Income  Taxes        Income tax  expense,  in the  statement of
                        operations, is made up of the following components:

                        Year Ended December 31,            1998      1997

                        Current                        $      -  $      -
                        Deferred                              -         -
                                                       $      -  $      -

                        The  differences  between  book and  taxable  income are
                        generated   principally   from  bad  debt  reserves  and
                        inventory costs.

                        Deferred tax assets are comprised of the following:

                        December 31,                       1998      1997

                        Inventory costs               $   9,000 $    9,000
                        Bad debt reserves                67,000     31,000
                        Loss carryforwards              361,000    160,000

                        Gross deferred tax assets       437,000    200,000
                        Deferred tax assets valuation
                           allowance                   (437,000)  (200,000)
                                                     $       --   $     --

                        The changes in the valuation allowance for deferred tax assets were due to the substantial losses incurred in 1998 and 1997. Approximately $1,100,000 of Boggs & Company, Inc.'s loss carryforwards remain at December 31, 1998. Their use is limited to future taxable earnings of Boggs & Company, Inc. The carryforwards expire in varying amounts through 2014.

                        JKG Group, Inc. has elected to be taxed under Subchapter S of the Internal Revenue Code. Accordingly, 1998 and 1997 operations of the Company, were reported to the shareholders who are responsible for payment of taxes, as applicable.

7. Commitments and
   Contingencies        In  October  1990,   the  Division  of   Environmental
                        Management  (DEM) of the North Carolina  Department of
                        Environment,  Health and  Natural  Resources  issued a
                        Notice  of  Violation  to  the  Company.   The  notice
                        identified  the Company as a  potentially  responsible
                        party,  following  DEM's  earlier  inspection  of  the
                        Charlotte facilities,  which are leased by the Company
                        from its  shareholders.  The Company  responded to the
                        notice   and   retained   consultants   to  conduct  a
                        preliminary  assessment  of the soil and  groundwater.
                        The  preliminary  results  were  presented to DEM at a
                        meeting   in   December   1990  and   based  on  these
                        preliminary  findings,  a second  Notice of  Violation
                        was issued by DEM.  The  Company has  undertaken  soil
                        remediation  but a full ground  water  assessment  has
                        not been  completed.  As of December 1998, no fines or
                        penalties  have been  assessed by DEM, and the Company
                        has complied with all violation  notices.  Neither the
                        Company  nor its  consultants  are  able  to  estimate
                        either  the   necessity   or  costs  of  any   further
                        remediation efforts. Since a full site assessment study has not been completed, management is unable to determine the Company's ultimate liability, if any.

                        The Company is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of the Company.

8. Profit  Sharing      Plan  The  Company  maintains  a profit
                        sharing plan for all eligible employees. The plan qualifies under Internal Revenue Code Section 401(k).
                        Contributions by the Company are discretionary.

                        No contributions were made during the quarters ended December 31, 1998 or 1997.

9.Common Stock          Boggs & Company,  Inc. and JKG Group,  Inc.
                        are related through substantially common ownership. The common stock accounts consists of the following:

                        Boggs & Company, Inc.
                          $100 par value;
                           5,000 shares authorized;
                           762 shares issued and
                              outstanding                    $  76,200

                        JKG Group, Inc.
                          $1 par value;
                           1,000 shares authorized;
                           1,000 shares issued and
                              outstanding                        1,000

                        Amount receivable from shareholders
                          of JKG Group, Inc. for purchase of
                          issued shares                         (1,000)

                                                             $  76,200


10.Liquidit            The accompanying combined financial statements have been
                        prepared assuming that
                        the Companies will continue as going concerns. The Companies have experienced significant losses in 1998 and 1997 and show negative working capital and negative net worth as of December 31, 1998. Such matters raise substantial doubt about the Companies' ability to continue as going concerns. During
                        October 1998, the Companies entered into negotiations with a publicly held company to dispose of all of the companies' assets and liabilities.

                        The accompanying financial statements do not include any adjustments relating to the reasonability and classification of reported asset amounts or the amounts and classification of liabilities that might be necessary should the Companies be unable to continue as a going concern.

11.Due from/to
   Related Party        The due from/to  related  party  reflects  amounts
                        advanced from/to a minority shareholder of JKG Group, Inc. Such amount bears no interest and there are no written repayment terms.

12.Supplemental Cash    Quarter Ended December 31,          1998       1997
  Flow Information

                        Interest paid                    $  52,981    70,322

                        Non-cash investing and financing activity:

                        Cash flow information related to the 1997 business acquisition discussed in Note 1 is as follows:

                        Fair value of current assets acquired  $   286,958
                        Fair value of non-current assets
                           acquired, excluding intangible
                           assets                                   78,498
                        Intangible assets                           63,761
                        Liabilities assumed and created           (221,977)

                        Net cash paid for acquired business and
                           intangible asset                    $   207,240

                        Capital lease obligations of $64,855 were incurred in 1997 when the Companies entered into leases for new equipment.

Americlean, Inc.
                      PRO FORMA COMBINED BALANCE SHEETS
                     [See Basis of Presentation - Note 1]
As at December 31, 1998                                           Unaudited -
                                                         Prepared by Management
                                                                 Pro forma
                             Americlean,.   Boggs &      Acquisition   Combined
                                Inc.       Company, Inc. Adjustments
                                            and JKG      [Note 2]
                                           Group, Inc.
                                 $            $              $            $
ASSETS
Current
Cash                                 -       37,553      100,000 (a)    37,553
                                                        (100,000)(b)
Accounts receivable              9,029    1,560,696                  1,569,725
Inventories                          -    1,902,210                  1,902,210
Other                            1,284       79,410                     80,694
------------------------------------------------------------------------------
Total current assets            10,313    3,579,869                  3,590,182
------------------------------------------------------------------------------
Property and equipment          51,309      250,098                    301,407
Goodwill                                     41,444     100,000 (b)  1,204,425
                                                        500,000 (c)
                                                        562,981 (d)
                                61,622    3,871,411   1,162,981      5,096,014
==============================================================================
LIABILITIES AND
STOCKHOLDERS' EQUITY
Current
Bank indebtedness                6,376            -                      6,376
Notes payable to financial
 institution                         -     1,589,710                 1,589,710
Accounts payable and accrue
 expenses                       84,144     2,566,934                 2,651,078
Due to related parties         143,036        71,390     100,000 (a)   314,426
Current maturities of long
  term debt                          -        48,400                    48,400
Current obligations under
  capital leases                     -        18,776                    18,776
Total current liabilities      233,556     4,295,210     100,000     4,628,766
Long term debt, less current
   maturities                        -       111,728                   111,728
Capital leases, less current
   maturities                        -        27,454                    27,454
Total liabilities              233,556     4,434,392     100,000     4,667,948
Stockholders' equity
Share stock
Common stock                     1,206        76,200          50 (c)     1,266
                                                         (76,200)(d)
 Additional paid-in capital   1,385,517        21,262    499,950 (c) 1,885,467
                                                         (21,262)(d)
Cumulative translation
   adjustment                  (55,330)                                (55,330)
Retained earnings (deficit) (1,503,327)     (660,443)    660,443 (d)(1,503,327)
-------------------------------------------------------------------------------
Total stockholders' equity    (171,934)     (562,981)  1,062,981       428,066
                                61,622     3,871,411   1,162,981     5,096,014

See accompanying notes

Americlean, Inc.

                    PRO FORMA COMBINED STATEMENTS OF LOSS
                     [See Basis of Presentation - Note 1]

For 9 months ended December 31, 1998                            Unaudited -
                                                          Prepared by Management

Pro forma
                               Americlean,  Boggs &   Acquisition    Combined
                                  Inc.      Company,      Inc.      Adjustments
                                             and JKG    [Note 2]
                                           Group, Inc.
                                   $           $           $             $

Sales                                      10,456,481                10,456,481

Cost of Sales                               7,991,365                 7,991,365
-------------------------------------------------------------------------------
Gross profit                                2,465,116                 2,465,116
Other income                       485         38,749                    39,234
-------------------------------------------------------------------------------
                                   485      2,503,865                 2,504,350
-------------------------------------------------------------------------------

Administrative and Selling Expenses
Advertising and promotion      238,215         15,636                   253,851
Bank charges and interest        1,189        185,257                   186,446
Consulting fees                136,423                                  136,423
Depreciation                                             45,166 (e)      45,166
Investor relations             391,658                                  391,658
Office and other                62,377        638,321                   700,698
Professional fees               92,897        160,153                   253,050
Rent                            50,285        213,091                   263,376
Research and development        16,273                                   16,273
Telephone                       13,705         78,662                    92,367
Travel                          91,569        212,873                   304,442
Utilities                        1,697         22,897                    24,594
Wages and employee benefits      3,049      1,515,284                 1,518,333
Foreign exchange gain/loss       6,641                                    6,641
-------------------------------------------------------------------------------
                             1,105,978      3,042,174     45,166      4,193,318
-------------------------------------------------------------------------------
Net loss for the year       (1,105,493)      (538,309)   (45,166)    (1,688,968)

Other comprehensive income:
    Translation adjustment     (61,648)           -                    (61,648)
-------------------------------------------------------------------------------
Comprehensive loss for the
   year                     (1,167,141)      (538,309)   (45,166)   (1,750,616)
-------------------------------------------------------------------------------

Basic and diluted loss per share
 [Note 3]                         0.16                                    0.23
-------------------------------------------------------------------------------


See accompanying notes

Americlean, Inc.

                    PRO FORMA COMBINED STATEMENTS OF LOSS
                             AND COMPREHENSIVE LOSS
                     [See Basis of Presentation - Note 1]

For 12 months ended March 31, 1998                               Unaudited -
                                                          Prepared by Management
                                                                 Pro forma
                              Americlean    Boggs &     Acquisition     Combined
                                Inc.      Company, Inc. Adjustments
                                            and JKG       [Note 2]
                                          Group, Inc.
                                  $           $              $              $

Sales                          1,111,374   15,003,445                16,114,819

Cost of Sales                  1,020,931   11,522,952                12,543,883
Gross profit                      90,443    3,480,493                 3,570,936
Other income                           -       68,927                    68,927
                                  90,443    3,549,420                 3,639,863

Administrative and selling expenses
Advertising and promotion         47,450       28,696                    76,146
Automobile                           573                                    573
Bad debts                          4,992                                  4,992
Bank charges and interest          2,005      263,935                   265,940
Consulting fees                   41,245                                 41,245
Depreciation                       1,995                  60,221(e)      62,216
Loss on disposition of equipment   3,228                                  3,228
Office and other                   6,764    1,063,663                 1,070,427
Professional fees                 26,801      134,238                   161,039
Rent                               9,270      259,055                   268,325
Telephone and fax                 13,880      111,192                   125,072
Travel                            18,779      269,331                   288,110
Utilities                          9,439       32,139                    41,578
Valuation allowance on
Mortgage receivable              164,013                                164,013
Wages and employee benefits       54,312    2,167,623                 2,221,935
                                 404,746    4,329,872      60,221     4,794,839
Net loss for the year           (314,303)    (780,452)    (60,221)   (1,154,976)

Other comprehensive income:
    Translation adjustment         6,903            -                     6,903
Comprehensive loss for the year (307,400)    (780,452)    (60,221)   (1,148,073)

Basic and diluted loss per
  share [Note 3]                    0.05                                   0.17



See accompanying notes

Americlean, Inc.

NOTES TO THE UNAUDITED PRO FORMA
FINANCIAL STATEMENTS

December 31, 1998


1.   BASIS OF PRESENTATION

The accompanying unaudited pro forma financial statements of Americlean, Inc. (Americlean) have been prepared by management in accordance with accounting principles generally accepted in the United States. They have been prepared from information derived from the following statements:

          Audited Americlean financial statements as at and for the year ended March 31,1998

          Unaudited Americlean financial statements as at and for the 9 months ended December 31, 1998.

          Unaudited  combined Boggs and Company, Inc.(Boggs) and JKG Group,Inc.
          (JKG) financial statements as at and for the 3 months ended December 31, 1998.

          Unaudited combined Boggs and JKG income statement for the 9 month period April 1, 1998 to December 31,1998 and the 12 month period April 1, 1997 to March 31, 1998.

          Unaudited combined Boggs and JKG income statement for the 12 month period April 1, 1997 to March 31, 1998.

          Together with other information available to Americlean.

The unaudited pro forma financial statements should be read in conjunction with the unaudited financial statements of Americlean and the combined financial statements of Boggs and JKG referred to above. These unaudited pro forma financial statements are not necessarily indicative of the financial position which would have resulted if the combination and reorganization had actually occurred on March 31, 1997, March 31, 1998 or December 31, 1998.

2.  PRO FORMA ADJUSTMENTS WITH RESPECT TO THE
    REORGANIZATION AND BUSINESS COMBINATION

Americlean was incorporated on March 3, 1997 in Delaware. The Company is engaged in the business of recycling and selling dry cleaning products to North American markets.

Boggs and Company (1998), Inc. (Boggs 1998) was incorporated on November 25, 1998 in North Carolina. The Company was incorporated for the purpose of purchasing the assets and liabilities of Boggs and JKG.

Boggs and JKG sell supplies and equipment to entities engaged in laundry and dry cleaning activities and install, service and repair equipment used in these activities.

The unaudited pro forma Americlean financial statements give effect to the proposed major transaction of Boggs 1998 acquiring all of the assets and liabilities of Boggs and JKG, as if it had occurred as at December 31, 1998. The unaudited pro forma balance sheet includes pro forma adjustments reflecting the following transactions:

   (a)  Americlean  receives a $100,000 loan from a related party.

   (b) Americlean pays the vendors $100,000 in cash for the assets and liabilities of Boggs and JKG.

   (c) Americlean pays the vendors the equivalent of $500,000 in Americlean, Inc. common stock for the assets and liabilities of Boggs and JKG.

   (d) Boggs 1998 purchases the assets and liabilities of Boggs and JKG.

   (e) Amortization of goodwill on a straight-line basis over 20 years.

Americlean, Inc.

NOTES TO THE MANAGEMENT PREPARED
PRO FORMA BALANCE SHEET

December 31, 1998

2.  PRO FORMA ADJUSTMENTS WITH RESPECT TO THE
    REORGANIZATION AND BUSINESS COMBINATION (continued)

The value of assets andliabilities acquired based on consideration of $600,000 are as follows:

     Cash                      $    37,553
     Working capital               975,382
     Property and equipment        250,098
     Goodwill                    1,204,425
     Notes payable              (1,589,710)
     Due to related parties        (71,390)
     Long term debt and capital
        leases                    (206,358)
                                -----------
     Purchas Price              $  600,000
                                ===========


3.   SHARE STOCK

Basic and diluted loss per share are based on the following:

                                        9 months ended         12 months ended
                                          Dec 31/98               Mar 31/98
                                             $                         $
                                      -----------------------------------------

Loss for the period                         1,688,968             1,154,976
Weighted average number of common shares
   used in computation:                     7,476,902             6,750,955

Basic and diluted loss per share                 0.23                  0.17